UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Proxy Statement & Notice of 2019 Annual Meeting of Shareholders February 5, 2019

Our MOVE strategy more value - evolving to deliver We are focused on growing profitably through maintaining intense focus on enhancing the customer experience by utilizing Voice of the Customer to deliver superior products and total customer care solutions over the product lifecycle. We provide value for customers and shareholders by aggressively attacking product, process and overhead costs and opportunistically using strong free cash flow to reinvest in the business, return capital to shareholders or invest in acquisition opportunities. We use simplification to reduce complexity and focus on activities that add the most value to the business. We seek to expand sales and margins by leading our core markets in the introduction of new or improved products and technologies. We continue to expand our global reach by driving international growth in targeted geographies. M O V E Market Leader Delighting Customers Optimize Cost and Capital Structure Value Innovation Emerging Market Expansion

Dear Fellow Oshkosh Corporation Shareholder: December 21, 2018 Dear Fellow Oshkosh Corporation Shareholder: Thank you for your investment in Oshkosh Corporation and the confidence you have placed in its Board of Directors. As Chairman, I am committed to providing leadership to the Board to ensure that we address the interests of our shareholders. Our Board consists of highly qualified directors from diverse backgrounds who possess the personal and professional qualifications necessary to guide Oshkosh Corporation’s overall long-term strategy and performance. Throughout the year, the Board was actively engaged with our Company’s leadership team to develop and evaluate opportunities that would allow us to best execute our MOVE strategy and deliver long-term shareholder value. The strength of our Board of Directors and its partnership with the Oshkosh Corporation leadership team was demonstrated throughout fiscal 2018. We achieved strong financial results and received industry accolades for our leading products and our People First culture. Highlights of our 2018 performance include: • Double Digit Earnings Growth: In 2018 we grew operating income by 41%, an impressive accomplishment following 27% operating income growth in fiscal 2017. This increase resulted in 67% diluted earnings per share growth. This performance led to strong free cash flow and allowed us to return more than $320 million of cash to shareholders through the repurchase of nearly 3.3 million shares of our common stock and ongoing quarterly dividends. New Products: New products in the Ascendant® Class of Aerials drove demand and solidified Pierce’s position as the industry-leading fire truck brand in North America. In February 2018, we won the competition for the U.S. Army’s next generation medium payload vehicle, the Family of Medium Tactical Vehicles (FMTV) A2, which will begin shipping production quantities in 2021. Awards and Recognition: Our efforts to build a People First culture have contributed to the many recognitions we received in 2018. The Company was named to Barron’s Top 100 Most Sustainable Companies, one of Fortune’s World’s Most Admired Companies, a Glassdoor Best Place to Work and one of America’s Best Large Employers by Forbes. Oshkosh Corporation was also named one of the World’s Most Ethical Companies by Ethisphere Institute for the third consecutive year. • • I am proud of the numerous accomplishments we were able to deliver to our shareholders and stakeholders across the globe. Thank you for your investment in Oshkosh Corporation and for providing me the opportunity to serve you. Sincerely, Craig P. Omtvedt Chairman of the Board OSHKOSH CORPORATION 2019 Proxy Statement

Notice of Annual Meeting of Shareholders December 21, 2018 Shareholders of record at the close of business on December 13, 2018 are eligible to vote at the Annual Meeting. Your vote is very important. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible, either online or by phone as directed in the Notice of Internet Availability of Proxy Materials or by returning a completed proxy card in the envelope provided. Even if you vote in advance, you are still entitled to attend and to vote in person at the Annual Meeting. If you vote at the Annual Meeting, that vote will have the effect of revoking any prior vote. By Order of the Board of Directors, Ignacio A. Cortina Executive Vice President, General Counsel and Secretary proxy or voting Annual Meeting www.proxyvote.com United States OSHKOSH CORPORATION 2019 Proxy Statement Internet atToll-free from theMailing the signedIn person at the or Canada toinstruction form 1-800-690-6903 WHEN: February 5, 2019 8:00 a.m. (Central Standard Time) WHERE: Oshkosh Convention Center 1 North Main Street Oshkosh, Wisconsin 54901 AGENDA: 1. To elect ten directors; 2. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2019; 3. To approve, by advisory vote, the compensation of our named executive officers; 4. To vote on a shareholder proposal regarding shareholder action by less than unanimous written consent; and 5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Table of Contents SUMMARY INFORMATION ..................................................................................... 1 PROPOSAL 1: ELECTION OF DIRECTORS .......................................................................... 5 DIRECTOR COMPENSATION ................................................................................... 13 GOVERNANCE OF THE COMPANY .............................................................................. 15 PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...... 21 STOCK OWNERSHIP .......................................................................................... 23 COMPENSATION DISCUSSION AND ANALYSIS .................................................................. 25 Executive Summary ........................................................................................ 25 Introduction and Overview................................................................................. 25 Business Highlights ....................................................................................... 25 Pay for Performance ...................................................................................... 25 Say-on-Pay and Changes to Fiscal 2019 Compensation ........................................................ 26 Human Resources Committee Oversight Responsibilities ....................................................... 26 Compensation Philosophy and Objectives..................................................................... 27 Annual Compensation Plans Design Review................................................................... 28 Determining Pay Levels..................................................................................... 28 Compensation Decisions for Fiscal 2018 ...................................................................... 28 Base Salary.............................................................................................. 28 Annual Cash Incentive Awards ............................................................................. 29 Annual Cash Incentive Awards-Operating Income ............................................................ 30 Operating Income-Results that Impacted Fiscal 2018 .......................................................... 30 Annual Cash Incentive Awards - Days Net Working Capital .................................................... 30 Days Net Working Capital Results that Impacted Fiscal 2018 ................................................... 30 Fiscal 2018 Annual Incentive Award Payouts ................................................................. 31 Equity-Based Long-Term Incentive Awards .................................................................. 31 TSR-Results that Impacted 2018 ............................................................................ 33 ROIC-Results that Impacted 2018 ........................................................................... 34 Retirement Benefits....................................................................................... 35 Deferred Compensation ................................................................................... 35 Other Benefits ........................................................................................... 35 Executive Employment and Other Agreements ............................................................... 36 Executive Incentive Compensation Recoupment Policy........................................................ 37 Stock Ownership Guidelines for Executive Officers ........................................................... 37 Prohibition Against Hedging and Pledging ................................................................... 37 Tax Treatment of Compensation ............................................................................ 37 Relation of Our Compensation Policies and Procedures to Risk Management .................................... 38 Human Resources Committee Report ....................................................................... 38 COMPENSATION TABLES ..................................................................................... 39 COMPENSATION AGREEMENTS ............................................................................... 49 PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ...................... 53 PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT .......................................................................................... 55 GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING ............................................ 59 OSHKOSH CORPORATION 2019 Proxy Statement

Summary Information



To assist you in reviewing the proposals to be considered at the Annual Meeting, we call your attention to the following information, which includes information about our fiscal 2018 financial performance. For more complete information, please review our 2018 Annual Report and this entire Proxy Statement.

VOTING MATTERS

Agenda Item	Board Voting Recommendation	Where to find more information
1. To elect ten directors	**FOR** each nominee	Page 5
2. To ratify the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as our independent auditors for the fiscal year ending September 30, 2019	**FOR** the ratification	Page 21
3. To approve, by advisory vote, the compensation of our named executive officers	**FOR** the resolution	Page 53
4. To vote on a shareholder proposal regarding shareholder action by less than unanimous written consent	**AGAINST** the proposal	Page 55
5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof		

BUSINESS HIGHLIGHTS

Oshkosh Corporation is a world leader in designing, manufacturing and marketing a broad range of engineered specialty vehicles and vehicle bodies. We have a rich history of serving customers for more than 100 years and are focused on delivering strong financial performance in the future. Our products, which are known for their high quality, reliability, technology and safe operation, are used in difficult and challenging environments all over the world. We help our customers perform their jobs more efficiently and effectively by supplying industry-leading equipment to:

- Transport troops and materials to accomplish missions and return home safely
- Position workers and materials at elevated heights
- Respond to emergencies with our fire apparatus
- Collect and haul refuse
- Transport and pour concrete
- Perform essential work functions for customers around the world

Our team members are committed to delivering on our evolving MOVE strategy, which has guided us since it was first introduced in fiscal 2011 and which, we believe, will also guide our future success. During fiscal 2018, we grew revenues in all four of our segments, leading to consolidated revenue of $7.71 billion, an increase of 12.8% compared to fiscal 2017. Our revenue increase was driven by a 24.8% sales increase in our access equipment segment. Access equipment segment sales significantly surpassed our initial expectations as our team worked to increase output of both aerial work platforms ("AWPs") and telehandlers as the segment's market strengthened during the year.

OSHKOSH CORPORATION 2019 Proxy Statement 1

SUMMARY INFORMATION | Strong Results Driven By MOVE Strategy and People First Culture We grew consolidated operating income by 41.1% to $653.5 million. This growth was a result of solid market demand and strong execution, broadly across the Company. All four of our business segments grew operating income, highlighted by strong double-digit growth in our access equipment, fire & emergency and commercial segments. Strong demand for our industry-leading AWPs and telehandlers increased during the fiscal year, leading to access equipment segment operating income growth of 49.7%. Our defense segment continued to execute the ramp-up of the Joint Light Tactical Vehicle (“JLTV”) program well, with shipments of over 1,800 units during fiscal 2018 and government-conducted vehicle test results that were nearly twice the program requirements for vehicle reliability and durability. The JLTV program calls for Oshkosh to supply these protected light tactical wheeled vehicles to our U.S. troops over an eight-year period. The JLTV is also an attractive option for militaries around the world and has generated substantial interest from potential foreign country customers. Our fire & emergency segment achieved 12.8% operating income margin for the year by continuing to focus on simplification of its business combined with disciplined pricing. Our commercial segment improved operating income margins by nearly 200 basis points over 2017 results. The commercial team implemented a new business structure that enhances accountability and facilitates simplification of the business. We continue to believe that all four segments are well-positioned for long-term success. We achieve success through a unique blend of businesses with a variety of attractive end markets as well as our differentiated approach to operating as an integrated enterprise. We believe this approach, which includes leveraging shared technologies, product development and our global procurement and supply chain across the Company, helps set us apart from other industrial companies and makes us a “Different Integrated Global Industrial”. The performance of our team members has resulted in products and services that are second-to-none in the industry. We are honored to serve those who build, serve, defend and protect people and communities across the globe. Our products build cities of the future, collect refuse to serve communities in creating a cleaner world, serve as command centers during times of crisis and help defend our troops and peacekeepers carrying out dangerous missions around the globe. They are proven lifesavers for Soldiers and Marines. Following is a list of market factors that support the positive outlook that we have for our Company: • Our defense business benefits from a number of multi-year domestic contracts, including our eight-year JLTV contract and ongoing requirements for the Family of Heavy Tactical Vehicles (“FHTV”) and Family of Medium Tactical Vehicles (“FMTV”), as well as what we believe are numerous international opportunities. With these programs of record, we have good visibility for defense shipments well into the next decade. Construction spending in the U.S. has continued to stay strong and has been a significant driver for our access equipment and commercial segments and we expect it to be a key driver for the foreseeable future. Municipal tax receipts in the U.S. continued to grow and municipal spending has increased. Municipal spending is the largest source of fire apparatus funding and also supports refuse collection vehicle demand. Many of our markets consist of aged fleets. Customers will need to replace older units as aging equipment becomes more expensive to maintain. We expect demand to increase when customers decide to reduce fleet age with new equipment purchases. We are confident that the modern safety and productivity enhancements afforded by our access equipment products will continue to drive higher penetration rates and increased demand in emerging markets around the globe over the long-term. We also expect that access equipment demand will increase as replacement demand increases. Finally, as global population increases, and urbanization continues, we expect to benefit as there will be demands for equipment to build, maintain and support the infrastructure that comes with urbanization. • • • • • These are just a few of the reasons that support our positive outlook. We believe coupling them with our People First culture, results in a winning formula for our team members, customers and shareholders. STRONG RESULTS DRIVEN BY MOVE STRATEGY AND PEOPLE FIRST CULTURE Oshkosh Corporation delivered impressive overall results in fiscal 2018 with sales growth, operating income growth, operating income margin growth and diluted EPS growth. Highlights of our recent performance and keys to achieving that performance include: • Delivered higher sales, operating income margin and EPS Our access equipment, defense and fire & emergency segments each delivered operating income margins of greater than 10%. Our access equipment segment delivered higher than expected sales and operating income margins of 10.2%. Our defense segment modestly increased sales in fiscal 2018 as the team worked to ramp up production and OSHKOSH CORPORATION 2019 Proxy Statement 2

SUMMARY INFORMATION | Strong Results Driven By MOVE Strategy and People First Culture deliveries of JLTVs, which helped the segment overcome the impact of significantly lower sales of international M-ATVs. In our fire & emergency segment, sales increased by more than 8% and the segment achieved a full year all-time high for operating income margin of 12.8%. The commercial segment delivered operating income margin improvement of 190 basis points. These solid results led to EPS growing by 67% compared with fiscal 2017. Responsible capital allocation demonstrated by strong share repurchase and dividend increase We continued executing our responsible capital allocation strategy in fiscal 2018 by returning more than $320 million to our shareholders through the repurchase of nearly 3.3 million shares of common stock and paying $71.2 million in cash dividends during the year. Since fiscal 2012, we have returned more than $1.4 billion in cash to shareholders through share repurchases and dividends, including the repurchase of more than 25 million shares of our Common Stock, representing a 20% reduction in the number of shares outstanding. We also increased our quarterly cash dividend rate by more than 10% for five straight years, while at the same time strengthening our balance sheet and obtaining an investment grade credit rating. Strength in developing new products We benefit from a structured product development process in our businesses as we bring new technologies and new products to market. Material science expertise is essential to the advanced development of protective armor in our defense business. Our team members continue to leverage and apply this shared material science expertise to new products across all of our segments enhancing our customer solutions. The Ascendant® Class of Aerials was originally launched in fiscal 2015, and has grown to be a full lineup of industry-leading aerial fire apparatus with a new 100’ Heavy-Duty Aerial Tower launched in April 2018. Our proprietary TAK-4® independent suspension and mobility system is legendary in the military and has been applied to commercial applications to enhance performance and provide competitive advantage. We bring extensive knowledge and technical expertise disciplines together, including advanced modeling and simulation techniques, and couple them with our “design to value” methodology, to consistently deliver new products at affordable prices to our customers. In February 2018, we used this approach to win the contract for the U.S. Army’s next generation medium payload vehicle, the FMTV A2, which will begin shipping production quantities in 2021. The FMTV A2 variant continues a strong legacy for Oshkosh tactical wheeled vehicles as the Company has been building FMTV A1P2 variants for nearly a decade since winning the contract in 2009. Historic JLTV deliveries continue to ramp up toward Full Rate Production program milestone We believe the historic award of the $6.7 billion JLTV contract in 2015 positions our defense segment for strong performance into the next decade. The JLTV will become the workhorse for transporting the next generation of U.S. Soldiers and Marines on the battlefield. We began ramping up delivery of these revolutionary vehicles in fiscal 2017 and nearly tripled shipments in fiscal 2018. We expect to increase deliveries again in fiscal 2019 to approximately 3,000 units as we strive to achieve the “Full Rate Production” program milestone in fiscal 2019. People First culture recognized and rewarded Our People First culture brings together team members with diverse and complementary backgrounds to create a vibrant and engaging workplace. Oshkosh Corporation is dedicated to developing our team members and enabling them to meet our customers’ needs, driving improved customer satisfaction and financial performance. Our efforts were recognized once again in fiscal 2018 with repeat awards such as Ethisphere’s “World’s Most Ethical Companies” and Forbes “America’s Best Large Employers”. We were also rated by Barron’s as eighth on their first ever ranking of the “100 Most Sustainable Companies” and Glassdoor named our CEO, Wilson Jones, as an Employees’ Choice Award recipient honoring the Top CEOs in 2018, while also honoring our Company as one of the Best Places to Work in 2018. • • • • We believe our mix of businesses and favorable end market dynamics provide Oshkosh Corporation with a unique opportunity to deliver strong performance when combined with our People First culture and evolving MOVE strategy. We believe our Company has numerous tailwinds, led in large part by the revolutionary and award-winning JLTV, which takes us into the next decade as the supplier to the U.S. government under this key program. Our access equipment business in North America executed well and experienced a much improved business climate in North America in fiscal 2018. We face challenges with higher steel and freight costs, but our focus on execution and pricing discipline puts us in a position to be successful. We believe we are well-positioned, with strong backlogs, solid market conditions, and customer demand as we enter fiscal 2019. We believe both the fire & emergency and commercial segments will benefit from aged fleets and the need to replace older equipment. These segments are also focused on simplification initiatives intended to deliver improved bottom line results in a slow growth environment. * * * * OSHKOSH CORPORATION 2019 Proxy Statement 3

SUMMARY INFORMATION | Strong Results Driven By MOVE Strategy and People First Culture This Proxy Statement contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this document, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freights costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental Company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/ indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on November 20, 2018. All forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and disclaims any obligation, to update information contained in this document. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all. OSHKOSH CORPORATION 2019 Proxy Statement 4

Proposal 1 ELECTION OF DIRECTORS BACKGROUND TO BOARD’S RECOMMENDATION FOR DIRECTOR NOMINEES Board composition, refreshment and diversity are priorities for our shareholders as well as for our Board. Our Board seeks to provide orderly refreshment while sustaining strong board composition and diversity. We define diversity broadly. We look for diversity of personal attributes of the individual directors as well as diverse careers, areas of expertise and tenure on the Board. Our Board continues to review both its size and its composition to attract outstanding candidates while retaining the balance of skills and attributes needed to oversee our Company’s complex, global operations. On May 8, 2018, the Board elected General (Ret.) Raymond T. Odierno to our Board of Directors as an independent director and increased the size of the Board to twelve. On September 11, 2018, the Board elected Sandra E. Rowland to our Board of Directors as an independent director increasing the size of the Board to thirteen. On November 19, 2018, directors Peter B. Hamilton and William S. Wallace notified the Governance Committee of their intention to retire from the Board of Directors of the Company effective as of the close of the Annual Meeting in accordance with our Corporate Governance Guidelines relative to director retirement age. On November 19, 2018, director Steven C. Mizell notified the Governance Committee of his decision to not stand for re-election to the Board at the Annual Meeting due to demands of a new position and scheduling conflicts that would make it difficult to attend the meetings of our Board. After being so notified by Messrs. Hamilton, Wallace and Mizell, the Board acted to approve a reduction in the size of the Board from thirteen directors to ten directors effective as of the date of the Company’s 2019 Annual Meeting of shareholders. As a result of the Board’s action, the departures of Messrs. Hamilton, Wallace and Mizell will not result in any vacancy on the Board. The Board has selected ten nominees for election at the 2019 Annual Meeting, each to hold office until the next Annual Meeting and the election of his or her successor. All are current directors and each nominee has agreed to be named in this Proxy Statement and to serve on the Board of Directors if elected. OVERVIEW OF OUR BOARD NOMINEES GENDER DIRECTOR AGE DIRECTOR TENURE 45-55 YEARS 10+ YEARS 3 WOMEN 66+ YEARS 0-5 YEARS 7 MEN 56-60 YEARS 6-9 YEARS 61-65 YEARS 70% OF DIRECTORS ARE SEVEN OR MORE YEARS FROM MANDATORY RETIREMENT AGE 72 OSHKOSH CORPORATION 2019 Proxy Statement 5

PROPOSAL 1 | Election of Directors Director Criteria, Background and Experience Our Board defines the personal and professional qualifications that nominees must demonstrate. These criteria are described in detail in the Policies and Guidelines section on the Corporate Governance page under the “About Oshkosh” tab located on our website, www.oshkoshcorporation.com, and on pages 15 to 20 of this Proxy Statement. We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement. The Governance Committee is tasked with evaluating all current directors and conducting a robust search to identify potential additional nominees with the skills and qualifications needed to ensure that the long-term strategy for the composition of our Board is met. Each year, the Governance Committee thoroughly vets each potential candidate for nomination against the skills and qualifications that all nominees must possess, with attention paid to particular competencies that will ensure we continue to have a Board able to serve the interests of the shareholders of a global company with diverse products and customer base. In addition to the brief biographies of each of our Board’s nominees presented on pages 8 to 12, below is a summary of the nominees’ attributes, qualifications, experience and knowledge that led our Board of Directors to conclude that each nominee should serve as a director. If for some reason a nominee is unable to serve, the individuals named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise when voting, your shares will be voted in favor of our remaining nominees. SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF NOMINEES FOR BOARD OF DIRECTORS Directors OSHKOSH CORPORATION 2019 Proxy Statement 6 Keith J. Allman • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • Wilson R. Jones • • Leslie F. Kenne • • • • • • Kimberley Metcalf-Kupres • • • • • • • • • • • • • • • • • • • • • Stephen D. Newlin Raymond T. Odierno Craig P. Omtvedt Duncan J. Palmer Sandra E. Rowland • • • • • John S. Shiely

PROPOSAL 1 | Election of Directors

BOARD OF DIRECTORS NOMINEES - COMMITTEES

Name	Age	Director Since	Independent	Audit Committee	Human Resources Committee*	Governance Committee
Keith J. Allman	56	2015	Yes	●		
Wilson R. Jones	57	2016	No			
Leslie F. Kenne	71	2010	Yes			C
Kimberley Metcalf-Kupres	57	2016	Yes		●	
Stephen D. Newlin	65	2013	Yes		●	●
Raymond T. Odierno	64	2018	Yes			●
Craig P. Omtvedt	69	2008	Yes	A	A	A
Duncan J. Palmer	53	2011	Yes	●		
Sandra E. Rowland	47	2018	Yes	●		
John S. Shiely	66	2012	Yes		●	●

C Chair A Alternate

* The current Chairs of the Audit Committee and the Human Resources Committee are not standing for re-election at the Annual Meeting; their successors will be chosen after the Annual Meeting.

OSHKOSH CORPORATION 2019 Proxy Statement 7

PROPOSAL 1 | Election of Directors Keith J. Allman PUBLIC DIRECTORSHIPS: • Masco Corporation Mr. Allman has been President and Chief Executive Officer of Masco Corporation, a global leader in the design, manufacture and distribution of branded home improvement and building products, since 2014. From 2011 to 2014, he was Group President, Plumbing and Cabinetry, of Masco, and from 2009 to 2011, Mr. Allman was the Group Vice President, Plumbing Products and President, Delta Faucet Company. Previously, Mr. Allman held positions of increasing responsibility within Masco Corporation, including Executive Vice President, Operations, Masco Builder Cabinet Group. Prior to joining Masco, Mr. Allman held leadership positions in the engineering, manufacturing and quality management areas of General Motors Corporation. Mr. Allman has strong business leadership qualities with significant experience as a change agent and process improvement leader. In addition, he brings significant experience in the automotive industry, international business, finance and accounting, marketing, product development and strategic planning. Age: 56 Director Since: 2015 OSHKOSH COMMITTEES: Audit Wilson R. Jones PUBLIC DIRECTORSHIPS: • Thor Industries, Inc. Mr. Jones became President and Chief Executive Officer and was elected to the Board effective January 1, 2016. Mr. Jones joined Oshkosh Corporation in 2005, most recently serving as President and Chief Operating Officer, a position to which he was promoted in 2012. He previously served as President of the access equipment segment and, before that, President of the fire & emergency segment. In 2007, Mr. Jones was named President of Pierce Manufacturing, Inc. When he joined our Company in 2005, Mr. Jones was vice president, general manager of the Airport Products business unit. During his tenure with our Company, Mr. Jones successfully drove domestic and international growth, oversaw customer experience improvement initiatives and led global strategic planning and development. Specifically, as President and Chief Operating Officer, Mr. Jones had exposure to all businesses and corporate functions and worked on matters of strategic importance for our Company. This role brought ever increasing responsibility across our Company. Mr. Jones has long been in the specialty vehicle manufacturing industry and currently serves on the board of Thor Industries, Inc., a leading manufacturer of recreational vehicles. He brings a deep knowledge of our industries, a strong customer relationship background and a thorough understanding of our Company’s domestic and global markets. Age: 57 Director Since: 2016 OSHKOSH CORPORATION 2019 Proxy Statement 8

PROPOSAL 1 | Election of Directors Leslie F. Kenne PUBLIC DIRECTORSHIPS: • Harris Corporation FORMER PUBLIC DIRECTORSHIPS: • Unisys Corporation Lt. Gen. (Ret.) Kenne currently acts as an independent consultant to organizations and businesses serving the U.S. Department of Defense. During her 32-year career in the U.S. Air Force, Lt. Gen. (Ret.) Kenne served in three Pentagon staff positions and directed three major programs. She served as the Deputy Chief of Staff, Warfighting Integration, at the Pentagon from 2002 until 2003; as Commander, Electronic Systems Center, at Hanscom Air Force Base from 1999 to 2002; and as Deputy Director, and later Director, of the Joint Strike Fighter Program at the Pentagon from 1996 to 1999. Lt. Gen. (Ret.) Kenne brings our Board knowledge and insight into the issues we face in working with the U.S. Department of Defense and key domestic and international companies active in the defense industry. Through the experience she gained in her distinguished military career, Lt. Gen. (Ret.) Kenne has extensive knowledge of the management of U.S. Department of Defense acquisition programs and military project development programs. She also brings valuable perspectives gained from her service on the boards of other public companies. Age: 71 Director Since: 2010 OSHKOSH COMMITTEES: Governance (Chair) Kimberley Metcalf-Kupres From 1994 until her retirement in 2017, Ms. Metcalf-Kupres, held various leadership positions with Johnson Controls International plc, including most recently Chief Marketing Officer for Johnson Controls which included responsibility for strategy, marketing, sales, product management, innovation, business transformation and communications for the company. Johnson Controls is a $30 billion global diversified technology and multi industrial leader. From 2007 to 2013, she served as Vice President, Strategy, Marketing and Sales of the Power Solutions business of Johnson Controls. She is a purpose driven leader and recognized champion of corporate responsibility, sustainability, and diversity and inclusion. She was a founding member of the Women’s Resource Network at Johnson Controls and has actively worked on gender parity issues through her participation on the World Economic Forum and other thought leadership forums. She is a member of the National Association of Corporate Directors and is a certified NACD Fellow. Prior to joining Johnson Controls, Ms. Metcalf-Kupres held marketing and business development roles at Menasha Corporation, a leading manufacturer of product packaging, Scotsman Industries, a leader in lawn and garden products, and ITW, a diversified manufacturer. Ms. Metcalf-Kupres brings our Board significant experience in sales and marketing, international business, strategy, innovation, and government relations, and corporate responsibility in a sophisticated technology-driven company. She also has keen insight into the challenges of managing human resources in this environment. Age: 57 Director Since: 2016 OSHKOSH COMMITTEES: Human Resources OSHKOSH CORPORATION 2019 Proxy Statement 9

PROPOSAL 1 | Election of Directors Stephen D. Newlin PUBLIC DIRECTORSHIPS: • Univar Inc. FORMER PUBLIC DIRECTORSHIPS: • • • PolyOne Corporation Black Hills Corporation The Chemours Company Mr. Newlin joined Univar Inc., a global distributor of chemicals and services, as the President and Chief Executive Officer in June 2016. In November 2016 he was appointed Chair of the Board of Directors and he served as Chairman of the Board and Chief Executive Officer of Univar until May 2018. Since May 2018, he has served as Executive Chairman of the Board. He previously served as Chairman, President and Chief Executive Officer of PolyOne Corporation, a leading global formulator of highly specialized polymer materials, services, and solutions, from 2006 to 2014, and Executive Chair of the Board from 2014 to 2016. From 2003 to 2006, Mr. Newlin was President, Industrial Sector of Ecolab, Inc. He previously spent 24 years at Nalco Chemical Company, in positions of increasing responsibility and served as President, Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin brings our Board knowledge and insight into overseeing the management of global strategic operations and has substantial M&A experience. He has served as a top executive officer in the specialty chemical industry, he has experience as a director of several public companies, and he has a keen understanding of international business and regulatory issues as a result of his global executive management responsibilities. Age: 65 Director Since: 2013 OSHKOSH COMMITTEES: Human Resources Governance Raymond T. Odierno General (Ret.) Odierno has 39 years of service in the United States Army and has held many distinguished positions of increasing responsibility at every level of the Army, with service in both the Persian Gulf and Iraq Wars. Prior to his retirement in 2015, he served as the 38th Chief of Staff for the U.S. Army from 2011 to 2015. During Operation Iraqi Freedom, General (Ret.) Odierno commanded the 4th Infantry Division, the Army’s III Corps and the United States Forces – Iraq. Since the Vietnam war, General (Ret.) Odierno is one of only two American military officers to command at the division, corps and army level during the same conflict with distinction. General (Ret.) Odierno also served as the senior military advisor to the Secretary of State providing advice on international relations and politico-military concerns worldwide. General (Ret.) Odierno brings our Board a deep understanding of government relations and extensive experience in foreign policy. In addition, he brings extensive industry specific expertise and insight into our core customers from prior senior leadership positions with the military. Age: 64 Director Since: 2018 OSHKOSH COMMITTEES: Governance OSHKOSH CORPORATION 2019 Proxy Statement 10

PROPOSAL 1 | Election of Directors Craig P. Omtvedt PUBLIC DIRECTORSHIPS: • Conagra Brands, Inc. FORMER PUBLIC DIRECTORSHIPS: • The Hillshire Brands Company • General Cable Corp. Mr. Omtvedt served as Senior Vice President and Chief Financial Officer for Fortune Brands, Inc., a leading consumer products company, from 2000 until 2011. He continued as an employee of Fortune Brands’ successor company, Beam Inc., until his retirement at the end of 2011, and served as an advisor to Beam Inc. through 2012. He joined Fortune Brands in 1989 serving in various capacities, including Director, Audit; Deputy Controller; Vice President, Deputy Controller and Chief Internal Auditor; Vice President and Chief Accounting Officer; and Senior Vice President and Chief Accounting Officer. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. Mr. Omtvedt is actively involved with the Boys & Girls Club of America, serving as a National Trustee. Mr. Omtvedt brings our Board knowledge and insight into overseeing the management of public company financial and strategic operations. He has served on the boards of other public companies, has extensive experience in financial management and knowledge of audit practices, and international business management experience. Age: 69 Director Since: 2008 OSHKOSH COMMITTEES: Alternate for All Committees Duncan J. Palmer FORMER PUBLIC DIRECTORSHIPS: • • • Reed Elsevier Group plc Reed Elsevier PLC Reed Elsevier N.V. Mr. Palmer has served as Global Chief Financial Officer for Cushman and Wakefield, a leading provider of commercial real estate services, since 2014. From 2012 until 2014, Mr. Palmer served as Group Finance Director of Reed Elsevier Group plc, a leading provider of professional information solutions to the science, medical, legal, risk management, and business-to-business sectors, and its parent companies. From 2007 to 2012, Mr. Palmer was the Senior Vice President, Chief Financial Officer of Owens Corning which markets building materials and composite systems. Mr. Palmer had previously spent 20 years with Royal Dutch / Shell Group, where he held positions of increasing responsibility, including Vice President, Upstream Commercial Finance, for Shell International Exploration and Production BV, and Vice President, Finance, Global Lubricants, for the Royal Dutch Shell Group of Companies. Mr. Palmer brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. He has served on the boards of other public companies, has extensive experience in international financial and accounting positions, and has international business management experience. Age: 53 Director Since: 2011 OSHKOSH COMMITTEES: Audit OSHKOSH CORPORATION 2019 Proxy Statement 11

PROPOSAL 1 | Election of Directors Sandra E. Rowland Ms. Rowland is the Executive Vice President and Chief Financial Officer of Harman International Industries, Incorporated, a wholly-owned subsidiary of Samsung Electronics, Co., Ltd. Harman is an approximately $8 billion company and a global leader in connected car technology, lifestyle audio innovations and more. In this position since 2015, Ms. Rowland has led and integrated several acquisitions and was instrumental during Samsung Electronics’ acquisition of Harman. Prior to her current position, she was the Vice President, Corporate Development and Investor Relations from 2013 to 2014 and Vice President, Investor Relations of Harman from 2012 to 2013. Before joining Harman, Ms. Rowland held various positions of increasing responsibility in accounting and finance at Eastman Kodak Company where she worked from 2000 to 2012. She also worked at PricewaterhouseCoopers LLP from 1993 to 2000. Ms. Rowland brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. She also brings valuable experience in international finance and accounting and international business management. Age: 47 Director Since: 2018 OSHKOSH COMMITTEES: Audit John S. Shiely PUBLIC DIRECTORSHIPS: • • • Quad/Graphics, Inc. BMO Financial Corporation BMO Harris Bank N.A. FORMER PUBLIC DIRECTORSHIPS: • The Scotts Miracle-Gro Company Mr. Shiely is the Retired Chairman of Briggs & Stratton Corporation, a producer of gasoline engines for outdoor power equipment, a position he held until 2010. He was Chief Executive Officer at Briggs & Stratton from 2001 until 2009. Mr. Shiely joined Briggs & Stratton in 1986 and served in various capacities, including Vice President and General Counsel, Executive Vice President - Administration, and President. Mr. Shiely brings our Board knowledge and insight into overseeing and evaluating management and operations. He has extensive experience as a chief executive officer of a publicly-traded company, as well as experience on the boards of several other public companies. In addition, he has both legal and administrative expertise and experience managing international business operations. Age: 66 Director Since: 2012 OSHKOSH COMMITTEES: Governance Human Resources Board Recommendation The Board recommends that shareholders vote FOR the election of the ten nominees identified above. The Board’s recommendation is based on carefully considered judgment that the skills, experience, backgrounds and attributes of the nominees make them the best candidates to serve on our Board. nominees for director identified above. OSHKOSH CORPORATION 2019 Proxy Statement 12 FOR Q] The Board of Directors recommends a vote FOR the Board’s ten

Director Compensation



The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2018.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Keith J. Allman	106,000	138,353	6,150	—	250,503
Peter B. Hamilton	125,313	138,353	—	—	263,666
Leslie F. Kenne	119,750	138,353	—	—	258,103
Kimberley Metcalf-Kupres	106,000	138,353	4,636	—	248,989
Steven C. Mizell	120,375	138,353	1,514	—	260,242
Stephen D. Newlin	119,500	138,353	—	—	257,853
Raymond T. Odierno (5)	44,167	102,872	—	—	147,039
Craig P. Omtvedt	255,563	138,353	—	—	393,916
Duncan J. Palmer	106,000	138,353	—	—	244.353
Sandra E. Rowland (6)	—	58,080	—	—	58,080
John S. Shiely	118,938	138,353	—	—	257,291
William S. Wallace	106,000	138,353	—	—	244,353

(1) Mr. Jones, who served as both a director and our President and Chief Executive Officer during fiscal 2018, received no additional compensation for his service on our Board of Directors and is not included in this table. The compensation Mr. Jones received as our President and Chief Executive Officer during and for fiscal 2018 is shown in the Summary Compensation Table on page 39.

(2) As SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our directors under our 2017 Incentive Stock and Awards Plan. The amounts shown are not actual cash amounts paid to the directors or amounts the directors actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718, based on the market price of the shares awarded on the date of grant. This amount includes the value of dividends that the holder of shares is entitled to receive.

(3) As of September 30, 2018, no current non-employee director held any stock options.

(4) The amounts in this column represent above-market interest on non-qualified deferred compensation computed on a quarter-by-quarter basis. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation in fiscal 2018 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set. The annual interest rate earned on deferred compensation for the first quarter of fiscal 2018 was 5.25%, the second quarter was 5.50%, the third quarter was 5.75% and the fourth quarter was 6.00%. For the same periods, 120% of the applicable long-term interest rate was 3.13%, 3.42%, 3.62%, and 3.58% respectively.

(5) General (Ret.) Odierno was appointed to our Board on May 8, 2018.

(6) Ms. Rowland was appointed to our Board on September 11, 2018.

OSHKOSH CORPORATION 2019 Proxy Statement 13

DIRECTOR COMPENSATION | Retainer and Meeting Fees Each non-employee director is entitled to receive an annual retainer of $92,500. Mr. Omtvedt is entitled to receive an additional annual retainer of $170,000 in recognition of his position as Chairman of the Board. Directors receive a fee of $13,500 per calendar year for each committee on which they serve. The Chairpersons of the Governance Committee and the Human Resources Committee each receive an additional annual retainer of $15,000, and the Chairperson of the Audit Committee receives an additional annual retainer of $20,000. We also reimburse directors for reasonable travel and related expenses they incur attending Board and Board committee meetings and continuing education programs. Stock Awards We generally grant shares of stock to our non-employee directors at the meeting of our Board held on the date of our Annual Meeting of Shareholders or at the time a director joins our Board. Effective on election at our 2018 Annual Meeting of Shareholders, we granted to each of our then non-employee directors 1,625 shares of our Common Stock under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan. The stock awards were at the 50th percentile of the Willis Towers Watson data for non-employee director compensation. On their election to the Board, General (Ret.) Odierno was granted 1,400 shares of our Common Stock and Ms. Rowland was granted 825 shares of our Common Stock, representing proportionate shares of the full year grant size. Deferred Compensation Plan Non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers. This plan permits individual directors to defer any or all of their compensation from Oshkosh, including their stock awards. A director who defers fees may elect to have deferred amounts credited to a fixed-income investment account or a stock account. Deferrals of stock awards must be credited to a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally commence when a director ceases to be a member of our Board. In the event of a change in control of our Company, as defined in the Deferred Compensation Plan, we will pay out the deferred compensation plan accounts of all directors in a single lump sum cash payment. Stock Ownership Guidelines for Directors The Human Resources Committee has adopted stock ownership guidelines for non-employee directors to ensure that non-employee directors have a direct stake in the success of our Company. Under these guidelines, non-employee directors are encouraged to acquire and own our Common Stock in an amount equal to five times their respective annual cash retainers. Non-employee directors should achieve this stock ownership level within five years of becoming a director. As of November 30, 2018, all directors, except Ms. Rowland, General (Ret.) Odierno and Ms. Metcalf-Kupres, who have each served as a director for less than five years, met the requisite stock ownership levels. Mr. Jones is subject to the stock ownership guidelines that apply to our executive officers. Our Company has a policy that prohibits directors and all officers from entering into certain transactions for their individual accounts, including hedging or pledging our Common Stock and trading in puts, calls or other derivative securities relating to the Common Stock. OSHKOSH CORPORATION 2019 Proxy Statement 14

Governance of the Company Board of Directors Independence With the exception of our President and Chief Executive Officer, Mr. Jones, all of the nominees for election to our Board are independent. The Board has determined that no non-employee director nominee has a material relationship with our Company and that all are independent under NYSE listing standards. Further, no director or executive officer has any family relationship with any other director or executive officer. Meetings of the Board of Directors The Board of Directors held five meetings during fiscal 2018, and committees of the Board held a total of seventeen meetings. Overall director attendance at such meetings was approximately 98%. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served during fiscal 2018, except General (Ret.) Odierno, who joined the Board at the conclusion of the May 2018 Board meeting. General (Ret.) Odierno attended all Board meetings during the time that he served but was unable to attend a committee meeting. The Board expects directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2018 Annual Meeting, either in person or by phone or video conference, and we anticipate that all director nominees will attend the Annual Meeting in person in 2019. Our independent, non-employee directors met in executive session, without the presence of our officers, on five occasions during fiscal 2018. The independent Chairman of the Board, Mr. Omtvedt, presided over all executive session meetings of the non-employee directors. Shareholder Engagement and Say-on-Pay Our shareholders are key participants in the governance of our Company. For this reason, we spend time meeting with our shareholders, listening to their concerns, and responding to their feedback. During fiscal 2018, members of the management team met with shareholders and potential shareholders on many occasions. Our management also proactively reached out to shareholders following each of our four quarterly earnings releases. During these candid meetings, we discussed our Company’s performance and our MOVE strategy, and heard shareholder feedback on a variety of topics. We know that executive compensation is an important issue for shareholders. The Board is particularly pleased that, at our 2018 Annual Meeting, approximately 93.7% of the votes cast were in favor of the advisory proposal to approve the compensation of our named executive officers. Proxy Access Our By-laws include a proxy access provision stating that shareholders who meet the requirements set forth in our By-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Under the provision, any shareholder or group of up to 20 shareholders that beneficially owns at least 3% of our outstanding Common Stock continuously for three years is permitted to nominate candidates for election to the Board and to require the Company to list such nominees along with the Board’s nominees in the Company’s proxy statement. For purposes of this limitation, a group of funds under common management and investment control is treated as one shareholder. The qualifying shareholder or group of shareholders may nominate up to 20% of the Board, rounding down to the nearest whole number of Board seats, but not less than two. OSHKOSH CORPORATION 2019 Proxy Statement 15

GOVERNANCE OF THE COMPANY | Communicating with the Board of Directors We encourage you to share your opinions, interests, concerns, and suggestions. If you would like to communicate with the Chairman or with the Board as a whole, you may send correspondence to the Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Your correspondence will be forwarded to the Board or the appropriate committee, as applicable. Shareholder Right to Call a Special Meeting Under Wisconsin law and our By-laws, shareholders holding 10% of our outstanding shares have the right to call a special meeting of our shareholders. As to this right, there are no restrictions on agenda items, no restrictions on the number of shareholders who can group together to reach the 10% threshold, and no limits on when a meeting can be called. Our By-laws do include some procedural requirements relating to the exercise of this right. Committees of the Board of Directors Our Board of Directors has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. The members and responsibilities of these committees as of the date of the Notice of Annual Meeting of Shareholders are set forth below. The Board has determined that each member of each committee is an independent director as defined under NYSE listing standards and SEC rules, including rules specifically pertaining to members of audit committees and compensation committees. Audit Committee » Peter B. Hamilton (chair) Keith J. Allman Duncan J. Palmer Sandra E. Rowland (effective September 11, 2018) Craig P. Omtvedt (alternate member) • oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system assists with Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and qualifications of our independent registered public accounting firm • appoints, compensates, and oversees the work of our independent registered public accounting firm, which reports directly to the Audit Committee oversees our internal audit function assists the Board with oversight of our risk management program oversees the implementation and effectiveness of the Company’s ethics and compliance program » » » • • • • » The Audit Committee met eight times during fiscal 2018, each time including an executive session. The Audit Committee has a charter that specifies its responsibilities, and the Audit Committee believes it fulfills that charter. All members of the Audit Committee are independent directors and financially literate under the applicable NYSE listing standards, and the Board has determined that each of Keith J. Allman, Peter B. Hamilton, Craig P. Omtvedt, Duncan J. Palmer and Sandra E. Rowland is an “audit committee financial expert” as defined under SEC rules. Our independent registered public accounting firm and internal auditors met with the Audit Committee with and without representatives of management present. OSHKOSH CORPORATION 2019 Proxy Statement 16 THE AUDIT COMMITTEE: MEMBERS:

GOVERNANCE OF THE COMPANY | Governance Committee » » » Leslie F. Kenne (chair) Stephen D. Newlin Raymond T. Odierno (effective May 8, 2018) John S. Shiely Craig P. Omtvedt (alternate member) • identifies individuals qualified to become Board members and recommends nominees to our Board for election as directors oversees the annual Board self-evaluation makes recommendations to the Board regarding Board and Committee structure, Committee charters, and corporate governance • maintains corporate governance guidelines applicable to our Company oversees administration of the Code of Ethics Applicable to Directors and Senior Executives assists the Board with oversight of our sustainability and corporate social responsibility program • • • » » • The Governance Committee met five times during fiscal 2018. Four of the five times the Governance Committee met there was an executive session. Selection of Nominees for Election to the Board and Consideration of Shareholder-Recommended Candidates The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms, and other sources and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating candidates, the Governance Committee considers the needs of the Board and attributes of the individual candidates, including character, judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. The Board and the Governance Committee believe director candidates should possess the following minimum qualifications: (i) the highest personal and professional ethics, integrity and values; (ii) the ability to make independent analytical inquiries and to exercise sound business judgment; (iii) relevant expertise and experience and an understanding of our business environment, together with the ability to offer advice and guidance to the Board and executives based on that expertise, experience and understanding; (iv) background as chief or other senior executive officer of a public company or leader of a major complex organization, including commercial, scientific, government, military, and educational and other non-profit institutions; (v) independence from any particular constituency, ability to represent all shareholders of our Company, and a commitment to enhancing long-term shareholder value; and (vi) sufficient time available to devote to activities of the Board and to enhancing his or her knowledge of our business. Unless otherwise determined by the Governance Committee, director nominees must be younger than 72. In addition, the Board and the Governance Committee believe at least one director should have the requisite experience and expertise to be designated an “audit committee financial expert” as defined by applicable SEC rules. Any shareholder who wishes to recommend a director candidate must provide written notice to the attention of our Secretary at the address shown on the Notice of Annual Meeting of Shareholders. Such notice must include the shareholder’s name and address; the class and number of shares of Common Stock owned; the name, age, business address, and principal occupation of the candidate; and the number of shares of Common Stock owned by the candidate, if any. The notice also must include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish additional information, within reason, to determine the candidate’s eligibility. A shareholder wishing to nominate a candidate for election as a director also must comply with the provisions of our By-laws described under “Additional Information Regarding the Annual Meeting - Shareholders intending to present business at the 2019 Annual Meeting”. Diversity on the Board Our Corporate Governance Guidelines have long provided that our Board is committed to a diversified membership. Our Board defines diversity broadly. We look for diversity of personal attributes of the individual directors as well as their diverse careers, areas of expertise and tenure on the Board. As part of its process of identifying potential nominees, the Governance Committee considers the attributes of existing directors and directs the third-party executive search firm that assists in identifying candidates to search for individuals who would contribute to the diversity of the Board. As part OSHKOSH CORPORATION 2019 Proxy Statement 17 THE GOVERNANCE COMMITTEE: MEMBERS:

GOVERNANCE OF THE COMPANY | of its annual self-evaluation, the Governance Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates. Human Resources Committee » Steven C. Mizell (chair) Kimberley Metcalf-Kupres Stephen D. Newlin John S. Shiely William S. Wallace Craig P. Omtvedt (alternate member) • oversees our organizational, personnel, compensation and benefits policies and practices establishes the compensation for executive officers and directors • oversees the administration of other executive compensation and benefit plans oversight of the talent and succession strategies to ensure leadership continuity » • • » » » » The Human Resources Committee met four times in fiscal 2018, each time including an executive session. The Human Resources Committee had retained the services of an external compensation consultant, Willis Towers Watson, to provide technical guidance regarding compensation-related issues. The services that Willis Towers Watson rendered during fiscal 2018 included: • • Analysis of general industry compensation data and updates of trends in executive compensation; Ongoing support with regard to the latest relevant regulatory, technical, and accounting considerations affecting executive compensation and benefit programs; Guidance on overall compensation program structure, executive compensation levels, comparator groups, and executive employment agreements; Preparation for and attendance at selected management, committee, and Board of Directors meetings; and Evaluation of competitive positioning of outside director compensation. • • • Beginning in July 2018, the Human Resources Committee engaged a new independent compensation consultant, Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC). All competitive market data for fiscal 2018 was prepared by Willis Towers Watson. All competitive market data for fiscal 2019 was prepared by Mercer. The Human Resources Committee has sole authority to engage and terminate its external compensation consultant or any other compensation adviser; meet with its external compensation consultant without management being present; and evaluate the quality and objectivity of the services of its external compensation consultant annually. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisers, the Human Resources Committee has the responsibility to consider the independence of its external compensation consultant. The Human Resources Committee reviewed the independence of Willis Towers Watson and Mercer and their respective individual representatives who serve as consultants to the Human Resources Committee and concluded that each of Willis Towers Watson and Mercer is independent and that performance of services by each firm raises no conflict of interest. We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation below under “Compensation Discussion and Analysis”. Corporate Governance Documents We make the following governance-related documents available on the Corporate Governance page under the “About Oshkosh” tab on our website, www.oshkoshcorporation.com: • Our Corporate Governance Guidelines • The written charters of the Audit Committee, the Governance Committee, and the Human Resources Committee of our Board of Directors OSHKOSH CORPORATION 2019 Proxy Statement 18 THE HUMAN RESOURCES COMMITTEE: MEMBERS:

GOVERNANCE OF THE COMPANY | • The Oshkosh Corporation Code of Ethics Applicable to Directors and Senior Executives, which applies to all officers at the vice president level or higher The Corporate Code of Ethics and Standards of Conduct, known as “The Oshkosh Way”, which applies to all of our employees • Each document also is available in print to any shareholder who requests it from our Secretary. Policies and Procedures Regarding Related Person Transactions Our Board of Directors adopted the Oshkosh Way for all employees. Our named executive officers are also required to acknowledge in writing that they have received, reviewed and understand the requirements of the Code of Ethics, and further acknowledge that failure to fully comply with the Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment. The Oshkosh Corporation Code of Ethics requires the prompt disclosure to our Chief Ethics and Compliance Officer, General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest for their review and recommended action which can range from closing the file to review with the Board of Directors. Under the Code of Ethics, the phrase “conflict of interest” is broadly construed to include direct conflicts, indirect conflicts, potential conflicts, apparent conflicts, and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety. The Code of Ethics also prohibits directors and senior executives from taking personal advantage of business opportunities that we typically would pursue or in which we may be interested. There is a firm bias against waivers of these restrictions. Oversight of Risk Management by the Board of Directors The Board is responsible for general oversight of our risk management. The Board focuses on the most significant and material risks facing our Company and ensures that management develops and implements controls and appropriate risk mitigation strategies. The Board responds to particular risk management issues as part of its general oversight of our Company and in connection with its review and approval of corporate matters. The Board has delegated many of its responsibilities for oversight of our risk management program to the Audit Committee. The Audit Committee evaluates and discusses overall guidelines, policies, processes, and procedures with respect to risk assessment and risk management. Our Organization Risk Management (ORM) Program identifies potential exposure to risks, including strategic, operational, financial, knowledge, cyber security, information technology, and legal and regulatory compliance risks. Senior management is responsible for the administration of the ORM Program. To that end, management assesses and evaluates potential risks for each of our business segments and our Company as a whole and then develops mitigation strategies to address these potential risks. Senior management reviews and prioritizes risk assessments and mitigation strategies and reports to the Audit Committee risk management results to effectively manage our risk profile. The Audit Committee then considers and discusses these reports. Additionally, senior management and the Audit Committee report to the Board on material risk assessments and mitigation strategies as part of the strategic plan updates they give to our Board during the fiscal year. The ORM Program is designed to: (i) provide the Audit Committee with an assessment of our potential exposure to material risks; (ii) inform the Audit Committee as to how senior management addresses and mitigates potential material risks; and (iii) allow the Audit Committee to evaluate how these risks may affect performance, operations and strategic plans and to ensure that senior management is implementing effective mitigation strategies as necessary. We believe our ORM Program provides an effective approach for addressing potential risks and enables the Audit Committee and the Board to fulfill their general risk oversight functions. In addition to the ORM Program, each Board committee routinely monitors the various risks that fall under the committee’s area of responsibility. Each committee routinely reports on its actions to the full Board. This coordination of risk management allows the Board and the committees to effectively manage risk oversight, especially regarding interrelated risks. Independent Chairman of the Board Under our By-laws and Corporate Governance Guidelines, our Chairman of the Board must be a director who the Board has determined is independent in accordance with the listing standards of the NYSE and cannot have previously served as an executive officer of our Company. As a result, separate individuals serve as Chairman of the Board and Chief Executive Officer. We believe this leadership structure fosters effective governance and oversight of our Company by: (i) providing the OSHKOSH CORPORATION 2019 Proxy Statement 19

GOVERNANCE OF THE COMPANY | independent directors with control over the Board meeting agenda and discussion; (ii) assuring that independent directors control discussions about strategic alternatives; (iii) enabling an effective assessment of the Chief Executive Officer’s performance; (iv) providing an effective means for the Board to express its views on management, strategy and execution; and (v) positioning the Chairman to obtain direct and meaningful feedback from shareholders. Form of Majority Voting for Director Elections We have a form of majority voting for directors. Directors are elected through plurality voting, which means that the ten nominees who receive the most votes of all votes cast will be elected. However, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender a resignation to the Chairman of the Board. The Governance Committee (or, under certain circumstances, another committee appointed by the Board) will promptly consider the matter and will recommend to the Board whether to accept or reject the tendered resignation based on all relevant factors. The Board must act on that recommendation no later than 90 days after the Annual Meeting of Shareholders at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Succession Planning The Human Resources Committee, in conjunction with the President and Chief Executive Officer, reviews a comprehensive management succession plan each year. The plan identifies potential successors for each executive position; prior year accomplishments in preparing successors; and current development needs. OSHKOSH CORPORATION 2019 Proxy Statement 20

Proposal 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2019. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our By-laws or otherwise, our Board is submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will view the vote as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our Company and our shareholders. appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors. Audit and Non-Audit Fees The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2018 and September 30, 2017, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. 2018 2017 Audit fees (1) $3,478,000 $3,215,000 Audit-related fees (2) 84,000 10,000 Tax fees (3) 11,000 — Total $3,573,000 $3,225,000 (1) Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q, and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting and statutory audits required internationally. (2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under “Audit fees.” Audit-related fees in fiscal 2018 related to services performed in connection with the issuance and registration of $300.0 million of 4.60% unsecured notes due in March 2025. Audit-related fees in fiscal 2017 related to the registration of shares under the Company’s 2017 Incentive Stock and Awards Plan. (3) Tax fees in fiscal 2018 consisted of fees billed for the preparation of an income tax return in New Zealand. OSHKOSH CORPORATION 2019 Proxy Statement 21 FOR [2J The Board of Directors recommends a vote FOR ratification of the

PROPOSAL 2 | Ratification of the Appointment of Independent Registered Public Accounting Firm Pre-approval of Services by the Independent Registered Public Accounting Firm The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services that our independent registered public accounting firm is providing to us. Report of the Audit Committee The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by our Board of Directors. Each member of the Audit Committee is independent as defined by the NYSE’s listing standards and SEC rules. The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2018 with our management and independent registered public accounting firm, Deloitte & Touche LLP. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the internal controls over financial reporting based upon the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications With Audit Committees. In addition, Deloitte & Touche LLP provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with Deloitte & Touche LLP their independence. The Audit Committee further considered the provision of non-audit services by Deloitte & Touche LLP and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2018, be included in our Annual Report on Form 10-K for filing with the SEC. Audit Committee » » » » » Peter B. Hamilton, Chair Keith J. Allman Duncan J. Palmer Sandra E Rowland Craig P. Omtvedt; Alternate Member OSHKOSH CORPORATION 2019 Proxy Statement 22

STOCK OWNERSHIP |

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

The following table shows the beneficial ownership of Common Stock of each director, each named executive officer appearing in the Summary Compensation Table on page 39, each other shareholder owning more than 5% of our outstanding Common Stock, and the directors and executive officers (including the named executive officers) as a group.

"Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name, or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 29, 2018, as, for example, through the exercise of a stock option.

Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of November 29, 2018. The percent of Common Stock beneficially owned is based on the number of shares outstanding on the record date for the Annual Meeting. At the close of business on December 13, 2018, the record date for the Annual Meeting, there were 70,576,150 shares of Common Stock outstanding. Our policies prohibit directors or named executive officers from pledging shares. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Stock Units Beneficially Owned (1)
Keith J. Allman	1,375	*	8,130
John J. Bryant (2)	29,830	*	7,759
Igancio A. Cortina (2)	45,449	*	7,912
Peter B. Hamilton	22,250	*	—
Wilson R. Jones (2)	482,760	*	55,904
Leslie F. Kenne	2,080	*	24,128
Kimberley Metcalf-Kupres	—	*	5,902
Steven C. Mizell	25	*	11,634
Frank R. Nerenhausen (2)	105,791	*	9,539
Stephen D. Newlin	3,200	*	13,856
Raymond T. Odierno	—	*	2,177
Craig P. Omtvedt	28,875	*	1,196
Duncan J. Palmer	—	*	23,536
Sandra E. Rowland	825	*	—
David M. Sagehorn (2)(3)	267,324	*	14,229
John S. Shiely	21,450	*	—
William S. Wallace	—	*	24,128
All directors and executive officers as a group (2)(3)	1,324,002	1.90%	260,913
Aristotle Capital Management (4)	4,624,692	6.18%	
BlackRock Inc. (5)	7,513,517	10.10%	
The Vanguard Group (6)	7,213,810	9.59%	

* The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Amounts shown in this column are not included in the columns titled "Shares of Common Stock Beneficially Owned" or "Percent of Common Stock Beneficially Owned". Amounts shown include restricted stock units (RSUs) awarded under our 2009 Incentive Stock and Awards Plan and 2017 Incentive Stock and Awards Plan in fiscal years 2015 through 2018 in the following amounts to the following individuals:

55,904 units for Wilson R. Jones
14,229 units for David M. Sagehorn

OSHKOSH CORPORATION 2019 Proxy Statement 23

STOCK OWNERSHIP | 9,539 units for Frank R. Nerenhausen 7,912 units for Ignacio A. Cortina 7,759 units for John J. Bryant 146,226 units for all executive officers as a group RSUs are subject to forfeiture until they vest (subject to retirement terms of the awards). Amounts shown also include stock units under our Deferred Compensation Plan for Directors and Executive Officers, all of which are vested or were free of restrictions, in the following amounts to the following individuals: 8,130 units for Keith J. Allman 24,128 units for Leslie F. Kenne 5,902 units for Kimberley Metcalf-Kupres 8,130 units for Steven C. Mizell 13,856 units for Stephen D. Newlin 1,415 units for Raymond T. Odierno 1,196 units for Craig P. Omtvedt 23,536 units for Duncan J. Palmer 24,128 units for William S. Wallace 110,421 units for all directors as a group Amounts also include units deemed invested in shares of Common Stock that are credited to the following individuals in the following amounts under the Deferred Compensation Plan: 3,504 units for Mr. Mizell, 762 units for General (Ret.) Odierno, and 4,266 units for all directors and executive officers as a group. The units described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our Common Stock on a one-for-one basis. However, no such distribution will occur before January 27, 2018. (2) Amounts shown include the following amounts that the listed individuals have the right to acquire pursuant to stock options exercisable between November 29, 2017 and January 27, 2018: 286,100 shares for Wilson R. Jones 113,750 shares for David M. Sagehorn 53,407 shares for Frank R. Nerenhausen 29,099 shares for Ignacio A. Cortina 24,659 shares for John J. Bryant 650,895 shares for all directors and executive officers as a group (3) Amounts shown include 134,097 shares ownership of which is shared with Katherine A. Sagehorn, Mr. Sagehorn’s wife. (4) Amount shown is as described in the Schedule 13G/A that Aristotle Capital Management, LLC filed with the SEC on December 31, 2017. Aristotle Capital Management, LLC is located at 11100 Santa Monica Boulevard, Suite 1700, Los Angeles, California 90025. Aristotle Capital Management, LLC reported beneficial ownership of 4,624,692 shares and had sole voting power over 2,886,008 shares, shared voting power over no shares, sole investment power over 4,624,692 shares and shared investment power over no shares. (5) Amount shown is as described in the Schedule 13G/A that BlackRock, Inc. filed with the SEC on October 31, 2018. BlackRock, Inc. is located at 55 East 22nd Street, New York, New York 10055. BlackRock, Inc. reported beneficial ownership of 7,513,517 shares and had sole voting power over 6,812,698 shares, shared voting power over no shares, sole investment power over 7,513,517 shares and shared investment power over no shares. (6) Amount shown is as described in the Schedule 13G/A that The Vanguard Group filed with the SEC on December 31, 2017. The Vanguard Group is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group reported beneficial ownership of 7,213,810 shares and had sole voting power over 40,124 shares, shared voting power over 9,300 shares, sole investment power over 7,170,491 shares and shared investment power over 43,319 shares. Section 16(a) Beneficial Ownership Reporting Compliance The Securities Exchange Act of 1934 requires our directors, executive officers and controller to file reports with the SEC regarding their ownership and changes in ownership of our Common Stock. Based upon our review of copies of these reports and certifications given to us by such persons, we believe our directors, executive officers and controller have complied with their filing requirements for fiscal 2018. OSHKOSH CORPORATION 2019 Proxy Statement 24

Compensation Discussion and Analysis EXECUTIVE SUMMARY Introduction and Overview This Compensation Discussion and Analysis explains our compensation program and policies for fiscal 2018 and details the compensation decisions we made with respect to our named executive officers (NEOs) and how their fiscal 2018 compensation aligns with our pay-for-performance philosophy. For fiscal 2018 (October 1, 2017 – September 30, 2018), our NEOs identified in the Summary Compensation Table are as follows: Wilson R. Jones President and Chief Executive Officer David M. Sagehorn Executive Vice President and Chief Financial Officer Frank R. Nerenhausen Executive Vice President and President — Access Equipment Segment Ignacio A. Cortina Executive Vice President, General Counsel and Secretary John J. Bryant Executive Vice President and President — Defense Segment Our compensation program for fiscal 2018 achieved its objective of tying pay to performance. Because company performance significantly exceeded our expectations, our incentive compensation accordingly approached maximum levels. To prudently manage our compensation expense, we generally targeted compensation close to the 50th percentile of the compensation databases that we use. We believe our executive compensation program positions us to compete effectively when recruiting, selecting, and seeking to retain key executives. The Committee believes that executive retention is even more critical to keep this high-performing team in place, particularly as competitive employment opportunities become more frequently available to our executives. Business Highlights We continued to execute our roadmap for creating value for shareholders through our evolving MOVE strategy as we describe in detail in this Proxy Statement under “Summary Information - Business Highlights.” We grew fiscal 2018 revenues by 12.8% to $7.71 billion, which exceeded our business plan at the beginning of the year of $7.1 billion, primarily as a result of higher than expected sales in our access equipment segment. Strong access equipment demand drove an increase in consolidated sales that was more than 20% higher than our business plan. Consolidated operating income was $653.5 million, or 8.5% of sales, significantly higher than our target operating income of $555.0 million. Higher than expected access equipment segment volumes, as well as higher pricing helped offset increased material, manufacturing, distribution, and freight costs among other impacts, to drive the strong results. Diluted earnings per share of $6.29 greatly exceeded our business plan of $4.55 per diluted share due to higher operating income, a favorable impact from U.S. tax reform and lower average shares outstanding resulting from share repurchases during the year. Responsible capital allocation is a key component of the MOVE strategy, and we returned $320 million of cash to shareholders in fiscal 2018 through the repurchase of nearly 3.3 million shares for $249 million and four quarterly cash dividends totaling $71 million. Additionally, we announced another increase in our quarterly dividend rate of 12.5% on November 1, 2018. This marks our fifth straight year of double digit percentage increases in the dividend rate. Pay for Performance A fundamental principle underlying our compensation program is that we should pay for performance. Our compensation program for fiscal 2018 supported performance by providing appropriate incentives to our executives. To prudently manage our compensation expense while still attracting and retaining the highest caliber executives, we generally target base salary and other elements of compensation close to the 50th percentile for the companies represented in the relevant database, as we discuss below. OSHKOSH CORPORATION 2019 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS | Human Resources Committee Oversight Responsibilities

Our annual cash incentive compensation payouts for fiscal 2018 were based solely on performance relative to the objective measures set forth below:

Fiscal 2018 Annual Cash Incentive Measures and Weightings

NEOs	Consolidated Operating Income	Segment Operating Income	Consolidated Days Net Working Capital	Segment Days Net Working Capital
Mr. Jones, Mr. Sagehorn, and Mr. Cortina	70%		30%	
Mr. Nerenhausen and Mr. Bryant	25%	50%		25%

Our equity-based long-term incentive awards, which by their nature tie compensation directly and objectively to performance, help ensure that our executives' interests are aligned with those of our shareholders. Overall, we allocate a greater portion of NEO compensation to pay that varies based on company and segment performance (annual incentive and long-term equity incentives) than to fixed compensation (base salary and benefits). NEO benefits that are not available to Oshkosh employees generally are limited and related to business need.

Say-on-Pay and Changes to Fiscal 2019 Compensation

At our 2018 Annual Meeting, shareholders strongly supported our executive compensation program. Approximately 93.7% of the votes cast were in favor of the advisory proposal on the fiscal 2017 compensation of our NEOs. Despite this high level of support from our shareholders, we continue to review our program and refine it to ensure it aligns with Company objectives and our shareholders' interests.

For fiscal 2019, we have maintained the same performance measures as in fiscal 2018 in our annual cash incentive awards for corporate NEOs with Consolidated Operating Income (OI) as the performance measure for 70% of their target award and Consolidated Days Net Working Capital (DNWC) as the performance measure for 30% of the target award. For our segment presidents for fiscal 2019, we maintained the same structure as the prior year with Consolidated OI, Segment OI, and Segment DNWC as performance measures in the annual cash incentive awards, with weightings of 25%, 50%, and 25% of the target award, respectively. We discuss and explain these performance measures in greater detail below under "COMPENSATION DECISIONS FOR FISCAL 2018 - Annual Cash Incentive Awards." We continue to believe it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

For purposes of long-term incentives for fiscal 2019, we maintained our mix of performance shares, stock options and RSUs with the same weightings as in fiscal 2018 to align to the 50th percentile of market practice and to emphasize compensation that is tied directly to performance. We believe strongly that a mix of three forms of long-term incentives drives performance and retention of our executives and provides great value. We maintained relative Total Shareholder Return (TSR) and relative Return on Invested Capital (ROIC) as performance measures for performance shares, for a combined weighting of 40% of the target equity award. We weighted stock options at 20% of the target equity award and weighted restricted stock units at 40% of the target equity award.

HUMAN RESOURCES COMMITTEE OVERSIGHT RESPONSIBILITIES

The Human Resources Committee establishes, oversees and approves the compensation program, awards, practices and procedures for our executive officers. The Committee makes annual compensation decisions in a thoughtful and deliberate process based on open discussion and competitive market data provided by an independent compensation consultant. The Committee also recommends to the Board of Directors the competitive pay package for its directors. In July 2018, the Human Resources Committee engaged a new independent compensation consultant, Mercer. Before this engagement, Willis Towers Watson served as the Human Resources Committee's independent consultant. All competitive market data for fiscal 2018 was prepared by Willis Towers Watson. All competitive market data for fiscal 2019 was prepared by Mercer.

OSHKOSH CORPORATION 2019 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Philosophy and Objectives COMPENSATION PHILOSOPHY AND OBJECTIVES A fundamental principle underlying our compensation program is that we pay for performance. The objective of our compensation program is to incentivize the achievement of both short and long-term results through the alignment of pay with rigorously-set performance goals. This is intended to attract, retain, motivate and sustain high performing executive talent. The Committee strives to clearly link pay to performance and align incentive compensation opportunities with the long-term interests of our shareholders. As a result, our compensation program is designed to reward executives for annual financial results as well as strategic decision-making for sustained long-term company performance. We mitigate compensation risks by having incentive plan caps, defined financial performance measures, multiple approval review gates, and a compensation clawback policy. We annually complete a thorough risk analysis of our compensation program. Consistent with the objectives of our compensation program, the Committee has designed cash and equity awards that have varying time frames for earning and payment and include a substantial proportion of pay that is “at risk” and dependent on future performance. The primary components of our executive compensation program in fiscal 2018 were as follows: For More Information, See Page Type of Compensation Specific Compensation Component Key Features For Fiscal 2018 Fixed Base salary We generally set base salaries within 10% of the 50th percentile of market; we base salary increases on performance and market competitiveness 28 Performance-based short-term incentive Annual cash incentive awards We base annual cash incentive awards on the achievement of challenging annual performance goals 29 Performance-based long-term incentives Performance shares Performance shares benefit the recipient to the extent our relative Total Shareholder Return or relative Return on Invested Capital over a period of three years compares favorably to companies in our comparator group 32 Restricted stock units Restricted stock units tie a portion of the recipient’s compensation to share price appreciation with vesting over a period of up to three years 34 Stock options Stock options tie a portion of the recipient’s compensation to share price appreciation over a period of up to ten years 35 TARGET COMPENSATION MIX - 2018 CEO AVERAGE OF OTHER NEOs Options Restricted Units Performance Shares Options Restricted Units Performance-Based Performance-Based Performance Shares Base Salary Long-Term Performance-Based and all other Equity Performance-Based Annual Incentive OSHKOSH CORPORATION 2019 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS | Annual Compensation Plans Design Review ANNUAL COMPENSATION PLANS DESIGN REVIEW The Committee annually evaluates our compensation plans to determine if it is appropriate to adjust plan design, types of awards, or levels of pay. For fiscal 2018, this evaluation included a review with Willis Towers Watson, our fiscal 2018 independent compensation consultant, of its analysis of general industry compensation data. As described in more detail below, this analysis gives the Committee comparative references and enhances the Committee’s understanding of each executive’s total direct compensation package. The Committee decided to continue to use Consolidated OI and DNWC as performance measures for the fiscal 2018 annual cash incentive awards for NEOs other than segment presidents. Retaining Consolidated OI as a measure allowed for a continued emphasis on maximizing income and retaining DNWC as a measure for NEOs other than segment presidents enhanced focus on working capital management. The DNWC measure for corporate NEOs also provided alignment with the measures that we assigned to our segment presidents. For fiscal 2018, we used numerical DNWC targets rather than targets tied to percentage improvements in DNWC, which we used for fiscal 2017. For our segment presidents, the Committee decided to continue to use Consolidated OI, Segment OI and the segment DNWC measures for the fiscal 2018 annual cash incentive award. Like ROIC, DNWC provides important focus on maximizing free cash flow for our Company. DETERMINING PAY LEVELS For fiscal 2018, Willis Towers Watson provided the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We used this database because we believe the survey size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent. We generally consider only aggregate data and do not select individual companies for comparison. We believe this approach avoids giving undue importance to statistically outlying companies while offering a general understanding of compensation practices in the market. The Willis Towers Watson Executive Compensation Database included data regarding base salary, target and actual annual cash incentive awards, and target and actual long-term incentive awards. The data reflects the individual responsibilities of each position and company revenue size. In addition to the market data, the Committee also considers, in a subjective manner, the annual evaluation of each executive officer’s performance when determining base salary, annual incentive awards and long-term incentive awards. COMPENSATION DECISIONS FOR FISCAL 2018 Base Salary The Committee reviewed the Willis Towers Watson Executive Compensation Database by position to evaluate the competitiveness of the NEOs’ base salaries. The Committee generally believes base salaries that are within 10% of the 50th percentile for this database are competitive. The Committee reviewed Mr. Jones’ performance and reviewed the performance evaluations of the other NEOs that Mr. Jones prepared to ensure that base salary decisions for each executive reflected the executive’s performance and were otherwise consistent with all the compensation goals. After analyzing the data and performance information of each executive, the Committee made the base salary adjustments in the table below for fiscal 2018, effective January 1, 2018, which means that base salary increases for our NEOs are prorated during a fiscal year because we pay three months at the prior salary and nine months at the new salary. The Committee did not make an adjustment to Mr. Jones’ base salary because he was near the 50th percentile for his position. The Committee approved base salary adjustments of 8% for Messrs. Nerenhuausen, Cortina and Bryant to bring their salaries closer to the 50th percentile for their respective positions. Mr. Sagehorn received a 3% base salary increase which reflected increases for executives in the marketplace according to the database. OSHKOSH CORPORATION 2019 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018

Named Executive Officer	Adjustment as a % of Base Salary
Mr. Jones	0.0%
Mr. Sagehorn	3.0%
Mr. Nerenhausen	8.0%
Mr. Cortina	8.0%
Mr. Bryant	8.0%

Annual Cash Incentive Awards

Our annual cash incentive plan links cash awards to the achievement of specific short-term corporate performance goals that the Committee approves each year. These awards tie a significant portion of an executive's annual compensation to our Company's performance. For fiscal 2018, awards were dependent on our performance under a combination of two or, for the business segment presidents, three measures: Consolidated OI, Segment OI and Consolidated or Segment DNWC.

- Consolidated OI equals income from continuing operations before other income/expense, income taxes, and equity in earnings of our unconsolidated affiliates
- Access equipment segment and defense segment OI equals income from continuing operations before other income/ expense, income taxes, and equity in earnings of our unconsolidated affiliates for the respective business segment
- DNWC is calculated as the average Net Working Capital (NWC) for the five consecutive quarters ending September 30 divided by the average daily sales for the fiscal year ended September 30. NWC is defined as current assets (less cash) minus current liabilities (less short-term debt and Pierce customer advances).

After the Committee reviewed the Willis Towers Watson Executive Compensation Database and each executive's performance, the Committee assigned each executive a threshold, target and maximum annual cash incentive award payment level, as a percentage of base salary for fiscal 2018. As in the past, we targeted the annual cash incentive award opportunity at approximately the 50th percentile of the competitive data as reflected in the database. Effective January 1, 2018, we increased Mr. Jones' target percentage from 130% of base salary to 135% to bring him closer to the 50th percentile of the market data. Effective January 1, 2018, we also increased target percentages for Messrs. Nerenhausen, Cortina and Bryant from 60% of base salary to 75% to bring them closer to the 50th percentile of the market data. There were no changes to the potential award as a percentage of base salary for Mr. Sagehorn from fiscal 2017 to fiscal 2018. The payout opportunities as of January 1, 2018, for each of the NEOs are set forth in the table below:

	Potential Award as a Percentage of Base Salary		
	Threshold	Target	Maximum
Mr. Jones	67.5%	135%	270%
Mr. Sagehorn	37.5%	75%	150%
Mr. Nerenhausen	37.5%	75%	150%
Mr. Cortina	37.5%	75%	150%
Mr. Bryant	37.5%	75%	150%

For fiscal 2018, we weighted the Consolidated OI and Consolidated DNWC performance measures for Messrs. Jones, Sagehorn, and Cortina weightings of 70% and 30%, respectively.

For Mr. Nerenhausen and Mr. Bryant, who are segment presidents, the Committee structured the annual cash incentive plan for fiscal 2018 to reflect a weighting of 25% for Consolidated OI, 50% for their respective segment's OI, and 25% for their respective segment's DNWC. The Committee believes it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

OSHKOSH CORPORATION 2019 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018

Annual Cash Incentive Awards-Operating Income

The Committee established the targets for Consolidated OI and Segment OI based on our forecasted financial performance, as follows:

	Performance Measure	Bonus Weighting	Threshold in Millions	Target in Millions	Maximum in Millions	2018 Actual in Millions
Mr. Jones, Mr. Sagehorn, and Mr. Cortina	Consolidated OI	70%	$450	$560	$670	$667.8
Mr. Nerenhausen	Consolidated OI	25%	$450	$560	$670	$667.8
	Access equipment segment OI	50%	$295	$354	$413	$396.4
Mr. Bryant	Consolidated OI	25%	$450	$560	$670	$667.8
	Defense segment OI	50%	$140	$175	$210	$222.9

A minimum of 3% operating income margin on a consolidated or segment basis, as applicable, was required to achieve any incentive compensation above "target" level.

Operating Income-Results that Impacted Fiscal 2018

Actual Adjusted Consolidated OI calculated under the terms of the plan was $667.8 million in fiscal 2018, which was slightly below maximum. Actual access equipment segment Adjusted OI in fiscal 2018 was $396.4 million, which was above target but below maximum. Actual defense segment OI in fiscal 2018 was $222.9 million, which was above maximum. Actual Adjusted Consolidated OI for purposes of the plan differs from Consolidated OI as it appears in our financial statements because the definition in the plan provides for exclusion of restructuring-related charges of $12.9 million and the loss on the sale of a small product line of $1.4 million at the commercial segment. Actual Adjusted access equipment segment OI for purposes of the plan differs from access equipment segment OI as it appears in our financial statements because the definition in the plan provides for exclusion of restructuring-related charges of $8.6 million. The results satisfied the annual incentive plan requirement that we achieve a minimum 3% operating income margin on a consolidated or segment basis, as applicable, for an OI payment above target.

Annual Cash Incentive Awards-Days Net Working Capital

The Committee established the targets for DNWC based on our forecasted financial performance, as follows:

	Performance Measure	Bonus Weighting	Threshold	Target	Maximum	FY2018 Actual Result
Mr. Jones, Mr. Sagehorn, and Mr. Cortina	Consolidated DNWC	30%	78.0	72.5	67.0	72.0
Mr. Nerenhausen	Segment DNWC	25%	94.0	87.0	80.0	76.7
Mr. Bryant	Segment DNWC	25%	77.5	72.0	66.5	86.7

Days Net Working Capital Results that Impacted Fiscal 2018

Actual Consolidated DNWC as calculated under the terms of the plan was 72.0 which was slightly above target but below maximum. Actual DNWC for the access equipment segment as calculated under the terms of the plan was 76.7 which was above maximum. Actual DNWC for the defense segment as calculated under the terms of the plan was 86.7, which was below threshold.

OSHKOSH CORPORATION 2019 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018

Fiscal 2018 Annual Incentive Award Payouts

Based on these consolidated and segment results, performance payouts under the annual cash incentive plan to our NEOs were as follows:

	Award for Consolidated Operating Income ($)	Award for Consolidated Days Net Working Capital ($)	Award for Segment Operating Income ($)	Award for Segment Days Net Working Capital ($)	Total ($)	Payout Level (Percent of Target Payout)
Mr. Jones	2,155,843	509,097			2,664,940	171.3%
Mr. Sagehorn	728,501	172,033			900,534	171.3%
Mr. Nerenhausen	190,413		330,432	192,336	713,181	185.4%
Mr. Cortina	484,686	114,457			599,143	171.3%
Mr. Bryant	158,485		320,172	—	478,657	149.5%

The payout level is the sum of the results of each performance measure as a percentage of target performance multiplied by each measure's respective weighting. We believe the payouts substantiate that the annual incentive element of our compensation plan pays only for performance that is consistent with the results that our shareholders experience.

Equity-Based Long-Term Incentive Awards

The Committee generally grants individual equity awards for executives on an annual basis at its November meeting. Grants of equity awards in fiscal 2018 are subject to the terms of the 2017 Incentive Stock and Awards Plan, which shareholders approved at the 2017 Annual Meeting. Grants prior to fiscal 2018 are subject to the terms of the 2009 Incentive Stock and Awards Plan. The approval of the 2017 Incentive Stock and Awards Plan provided replenishment of shares available to grant to our employees, satisfied a five-year re-approval requirement for performance-based compensation under the Internal Revenue Code and allowed us to make improvements to the plan that we believed were in shareholders' interests. Specifically, we eliminated "single-trigger" vesting acceleration on a change in control and adopted a "double-trigger" provision. Double-trigger change-in-control provisions require a termination of employment in addition to the change in control for the acceleration of vesting for equity awards. We also extended the maximum life of stock options to 10 years rather than seven years to align with current market practice.

We provide three types of equity-based long-term incentive awards: performance shares, restricted stock units and stock options. Each of these awards is subject to the terms of our 2017 Incentive Stock and Awards Plan. The Committee believes equity-based long-term incentive awards are key components of our compensation program and appropriately align pay with performance. Long-term incentive awards serve the following three critical functions:

- Motivate executives to focus on our long-term growth and performance;
- Encourage and facilitate executive ownership of our Common Stock, which aligns executive objectives with those of shareholders; and
- Have proven to be a valuable tool in hiring and retaining key executives, which we believe contributes to increased shareholder value.

For NEO equity awards that we granted in fiscal 2018, the Committee generally targeted the 50th percentile of long- term incentive award values in the Willis Towers Watson Executive Compensation Database. The awards provided a significant incentive for executives to achieve our MOVE strategy and fiscal 2018 performance goals and also provided considerable retention value for key executives. For fiscal 2018 grants, the Committee revised the mix of awards to increase the proportion of performance shares and decrease the emphasis on stock options. The Committee decided to deliver the target value by awarding to each executive 40% of the target value in the form of performance shares (half based on relative Total Shareholder Return (TSR) and half based on relative Return on Invested Capital (ROIC)), 40% in the form of restricted stock units and 20% of the target value in the form of stock options. In fiscal 2017, performance shares, restricted stock units and stock options carried a mix of 30%, 40% and 30%, respectively. The Committee decided to revise the mix to place an increased emphasis on compensation that is tied more directly to performance. The Committee

OSHKOSH CORPORATION 2019 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018 valued TSR performance shares under a Monte Carlo simulation model using a third-party provider. The Committee valued restricted stock units and ROIC performance shares using the fair market value of the underlying Common Stock on the date of grant and stock options using estimated valuations under the Black-Scholes model. Performance share awards For fiscal 2018, we used a mix of ROIC and TSR performance-based measures for performance shares that we granted to each NEO, each representing one-half of the targeted value attributable to performance shares, the same as the mix we used in fiscal 2017. Both the ROIC and TSR will require our Company performance to exceed certain thresholds relative to a peer group of companies. Performance shares accounted for a total combined weight of 40% of the target award value for long-term incentives which increased from the prior fiscal year’s 30% of the target award. The increased weight places more emphasis on compensation that is tied more directly to performance. The table below reflects the percent of target performance shares that a NEO could earn at the end of the three-year period (fiscal 2018, fiscal 2019 and fiscal 2020) based on our performance under each of the ROIC measure and the TSR measure: 3-Year ROIC and 3-Year TSR Percent of Target Shares Award Earned Below 25th Percentile 0% 25th Percentile 50% 50th Percentile 100% 75th Percentile 200% These awards reinforced our pay for performance philosophy by providing target (100%) payout only if we achieve at least 50th percentile performance. Executives can earn up to a 200% maximum payout for relative TSR performance or relative ROIC performance at or above the 75th percentile. But, each potential award is subject to a payout cap, using our share price on the last day in the performance period, equal to 400% of the aggregate value of the number of shares the executive would have received for relative TSR or relative ROIC performance at the 50th percentile using our share price on the date we awarded performance shares. In addition to being performance-based, the vesting of our performance shares only after three years of continuous employment (subject to retirement terms of the awards) provides a retention incentive during the full vesting period. Total Shareholder Return Half of the fiscal 2018 performance share awards measure performance based on the Company’s TSR relative to the TSR results of an index of similarly-sized companies. Executives benefit from these fiscal 2018 performance share grants only if our TSR, which is defined as stock price appreciation plus dividends over three years after the date of the performance shares grant, compares favorably to the TSR of companies in the Standard & Poor’s MidCap 400 Index. The final number of shares an executive receives at the end of the three-year performance period can range from zero to double the target number of performance shares, depending on our relative TSR. Performance shares support the Committee’s objective of increasing executives’ ownership interest in our Company and giving them an incentive to enhance shareholder value. The Committee chose the Standard & Poor’s MidCap 400 Index rather than the more targeted comparator group that we used for ROIC purposes because the index reflects the Committee’s view that there is a broad range of investment options available to shareholders. OSHKOSH CORPORATION 2019 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018 TSR-Results that Impacted Fiscal 2018 For performance share awards that we granted in fiscal 2016 relating to performance over fiscal 2016, 2017 and 2018, our TSR of 93.75% resulted in a rank at the 80th percentile versus the TSR of companies in the Standard & Poor’s MidCap 400 Index. This percentile ranking resulted in a payout at 200% of target for these awards, which resulted in payouts to the NEOs at the values shown below. NEOs Fiscal 2018 Performance Share Payouts — TSR Mr. Jones $1,614,454 Mr. Sagehorn $558,768 Mr. Nerenhausen $253,405 Mr. Cortina $155,937 Mr. Bryant (1) — (1) Mr. Bryant did not receive a performance share award in fiscal 2016 as he was not an officer of our Company at that time. The dollar values in the table are based on the closing price of our stock on October 16, 2018, which was the date of payout for the performance share awards, times the number of shares of Common Stock that the NEO earned, plus accumulated dividends. Return on Invested Capital Half of the fiscal 2018 performance share awards measure performance based on the Company’s relative ROIC. Executives benefit from the ROIC performance shares only if our ROIC results compare favorably to the ROIC peer group we have chosen. The performance goal equals our total net income before extraordinary items, non-recurring gains and losses, discontinued operations and accounting changes, plus the after-tax cost of interest expense, for the eleven quarters in the period ended June 30, 2020, divided by the sum of total debt plus shareholders’ equity as of the last day of the same calendar quarters and the immediately preceding calendar quarter for the Company. The ROIC performance measure compares our results to the ROIC peer group. Our threshold, target, and maximum performance levels coincide with ROIC results at the 25th, 50th and 75th percentiles, respectively, of the ROIC peer group. We believe the ROIC peer group is representative of the industrial machinery, construction machinery, heavy truck, and defense industries in which our products compete. We believe this group of companies in comparable industries is appropriate for making an ROIC comparison, particularly because these companies are likely to have investment needs like ours — to support the maintenance and improvement of their infrastructure and ensure continued growth. The ROIC peer group for the awards we made in fiscal 2018 included companies in three distinct Standard Industrial Classification (SIC) industry groupings: 27% Industrial Machinery, 51% Construction/Farm Machinery and Heavy Trucks, OSHKOSH CORPORATION 2019 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018

and 22% Defense & Aerospace, with annual revenues between approximately one quarter to two times our annual revenue. The companies in the ROIC peer group for the fiscal 2018 awards are listed below.

Return on Invested Capital (ROIC) Comparator Group of Companies for Fiscal 2018 Performance Shares

Industrial Machinery	Construction/Farm Machinery and Heavy Trucks	Defense & Aerospace
Dover Corporation	AECOM	Curtiss-Wright Corporation
Flowserve Corp.	AGCO Corporation	Harris Corporation
Harsco Corporation	Cummins Inc.	Huntington Ingalls Industries, Inc.
Lincoln Electric Holdings Inc.	EMCOR Group Inc.	Orbital ATK, Inc.
Parker-Hannifin Corporation	Granite Construction Incorporated	Rockwell Collins Inc.
Pentair plc	KBR, Inc.	Spirit AeroSystems Holding, Inc
SPX Corporation	Martin Marietta Materials, Inc.	Textron Inc.
Stanley Black & Decker, Inc.	MasTec, Inc.	Triumph Group, Inc.
The Timken Company	Meritor, Inc	
Valmont Industries, Inc.	Navistar International Corporation	
	PACCAR Inc.	
	Terex Corporation	
	The Manitowoc Company, Inc.	
	Titan International Inc.	
	Trinity Industries Inc.	
	Tutor Perini Corporation	
	Vulcan Materials Company	
	WABCO Holdings Inc.	
	Westinghouse Air Brake Technologies Corporation	

ROIC-Results that Impacted Fiscal 2018

For performance share awards that we granted in fiscal 2016 relating to performance over fiscal 2016, 2017 and 2018, our relative ROIC of 32.92% resulted in a rank at the 73rd percentile versus ROIC companies in the applicable ROIC comparator group. This percentile ranking resulted in a payout at 191% of target under these awards, which resulted in payouts to the NEOs at the values shown below.

NEOs	Fiscal 2018 Performance Share Payouts — ROIC
Mr. Jones	$2,019,539
Mr. Sagehorn	$694,923
Mr. Nerenhausen	$316,506
Mr. Cortina	$195,437
Mr. Bryant (1)	—

(1) Mr. Bryant did not receive a performance share award in fiscal 2016 as he was not an officer of our Company at that time.

Restricted stock units

The Committee believes restricted stock units (RSUs) are valuable because they tie a portion of the executive's compensation to stock price appreciation and the vesting period provides a retention incentive. RSUs enable executives to realize value based on the price of our Common Stock on the vesting date, creating a link between executive decision-making and shareholder value. Each RSU grant has a three-year vesting period, with one-third vesting each year under the 2017 Incentive Stock and Awards Plan. RSUs call for accelerated vesting upon a qualified retirement unless the qualified retirement occurs prior to the first anniversary of the grant date, in which case only a pro-rata portion of the RSUs will vest. As of September 30, 2018, both Mr. Jones and Mr. Bryant are eligible to retire under the 2017 Incentive Stock and Awards Plan. The definition of a qualified retirement is that the executive is at least 55 years of age and the executive has completed five years of service with the Company.

OSHKOSH CORPORATION 2019 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018 Restricted stock units accounted for 40% of the target equity award value in fiscal 2018 which was the same weight as in fiscal 2017. Stock options For fiscal 2018 grants, the Committee decreased the proportion of the target equity award value that it granted in the form of stock options to 20% compared to 30% in fiscal 2017 and increased the proportion of performance shares to increase the emphasis on compensation that is tied more directly to performance. However, the Committee believes stock options continue to be a valuable tool since executives realize value from stock options only when the price of our Common Stock on the date of exercise exceeds the price on the date the options are granted, creating a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants enable our Company to attract highly skilled executives, which is essential to our long-term success. Finally, stock options give executives the opportunity to create wealth through ownership of our Common Stock. Each stock option permits executives, for a period of ten years under the 2017 Incentive Stock and Awards Plan, to purchase shares of our Common Stock at an exercise price that is equal to the closing price of our Common Stock on the date of the grant. These stock options vest in three equal annual installments beginning one year after the grant date. Retirement Benefits We provide retirement benefits based on competitive market trends. The retirement plans for the NEOs include a 401(k) plan with company matching contributions, as well as an additional company contribution based on age and base salary. We provide substantially similar 401(k) benefits to the salaried employees in our corporate office and certain business segments. We also offer non-qualified supplemental executive retirement plans that are available to executives on the recommendation of the Chief Executive Officer and with Committee approval. See “2018 Pension Benefits” on page 43 for more information regarding our supplemental executive retirement plans and our pension plan. We maintain a qualified defined contribution retirement benefit plan under which we contribute a percentage of base salary for each participant up to Internal Revenue Code limits for such plans based on age. The contributions vary by business segment and employee groups. For the NEOs, the contributions, as a percentage of qualifying wages, are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. For NEOs and other executives who were eligible to participate in our frozen non-qualified defined benefit supplemental executive retirement plan, we maintain a non-qualified defined contribution supplemental executive retirement plan that provides a percentage of base salary and bonus based on age. The contributions are as follows: under age 45, 10%; age 45 to 50, 12.5%; and over age 50, 15%. We discontinued this plan on December 31, 2012, and no new participants have been added since that date. For newer executive officers, we maintain a restoration, non-qualified defined contribution plan that provides a percentage of base salary and bonus above the Internal Revenue Code retirement plan limits that apply to our broad-based defined contribution retirement plan. The contributions above the Internal Revenue Code limits are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. Deferred Compensation Our NEOs are eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. The Deferred Compensation Plan allows the deferral of base salary and annual cash incentive awards into either an investment program, which pays a guaranteed rate of return based on the prime interest rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant period, including dividends. Executives also may defer RSU grants and performance shares under the Deferred Compensation Plan. See “2018 Non-Qualified Deferred Compensation” on page 44, for more information regarding our deferred compensation plans. Other Benefits During fiscal 2018, we provided limited additional personal benefits to certain executive officers. Executive use of our Company plane for personal reasons is authorized only in limited and specific circumstances. Our Board had approved Mr. Jones’ service as a member of the board of directors of another company in recognition of the valuable professional OSHKOSH CORPORATION 2019 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018

development opportunities such service can provide Mr. Jones while serving as our Chief Executive Officer. During fiscal 2018, Mr. Jones traveled to most of this board's meetings on our Company aircraft to minimize travel time and to facilitate his service on that board. We provided health and welfare benefit plans to all our executives under the plans available to most of our employees, including medical, dental, vision, life insurance, and short- and long-term disability coverage. In addition, all our executives were eligible to receive a comprehensive physical examination. We covered costs of these examinations in fiscal 2018 and reimbursed the taxes relating to payment of those costs. The NEOs also may utilize the normal health plan for routine annual physicals as needed.

Executive Employment and Other Agreements

We do not have an employment agreement with any of our NEOs. Our NEOs have agreements under which certain benefits would become payable in the event of a change in control of our Company and subsequent termination of the executive's employment. Mr. Jones has a severance agreement that is separate from his change in control agreement.

Severance Agreement with Wilson Jones

We have a severance agreement with Mr. Jones. If we terminate Mr. Jones' employment without cause or Mr. Jones terminates his employment for good reason, then, provided he executes a release of claims, Mr. Jones will be entitled to receive severance compensation approximating two years' salary and target bonus, together with welfare benefits. See "Potential Payments upon Termination or Change in Control" for more information regarding Mr. Jones' severance agreement and potential amounts that we may pay under that agreement.

Change-In-Control Agreements

We have severance agreements with all NEOs that would provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances following a change in control of our Company. We entered into these agreements to provide our Company with certain protections — specifically to retain key executives prior to or following a change in control and to ensure key executives consider the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements. The Committee eliminated the Internal Revenue Code Section 280G tax gross up benefit from payments due under new severance agreements. Although the Committee has since approved amendments to certain severance agreements that our Company had entered into prior to the Committee's determination, the amendments that the Committee has approved with respect to those severance agreements that provide for a Section 280G tax gross up benefit have been only those necessary to cause such severance agreements to comply with Internal Revenue Code Section 409A.

Under the executive severance agreements, after a change in control of our Company, if an executive's employment is terminated other than by reason of death, disability or for cause, the executive is entitled to the following:

	Cash Payment	Additional Retirement Benefits	Outplacement, Legal, Continued Welfare Benefits	Tax Gross-up for "Excess Parachute Payments"[(1)]
Mr. Jones	3x base salary and bonus	n/a	3 years	No
Mr. Sagehorn	3x base salary and bonus	Present value pension benefit	3 years	Yes
Mr. Nerenhausen	2x base salary and bonus	n/a	2 years	No
Mr. Cortina	2x base salary and bonus	n/a	2 years	No
Mr. Bryant	2x base salary and bonus	n/a	2 years	No

(1) In fiscal 2009, the Committee eliminated the Internal Revenue Code Section 280G tax gross-up benefit from payments due under severance agreements for any new agreements after that date.

OSHKOSH CORPORATION 2019 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018 Each executive is also entitled to a cash termination payment and other benefits if the executive terminates employment for good reason, as defined in the severance agreements, after a change in control. The form of agreement to which Messrs. Jones, Nerenhausen, Cortina and Bryant are a party provides that, to the extent that payments to any of those executives would be considered “excess parachute payments,” the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. The Committee has approved severance agreements for other officers with terms that are not as favorable to those officers (among other things, by providing for a maximum of one times base salary and bonus), and the Committee carefully selects the appropriate agreement for a given executive after considering relevant circumstances in each case. See “Potential Payments On Termination Or Change in Control” for more information regarding these severance agreements and potential amounts under them to our NEOs. Executive Incentive Compensation Recoupment Policy In September 2011, the Committee adopted the Oshkosh Corporation Executive Incentive Compensation Recoupment Policy, which is also known as a “clawback policy”. The policy applies to all non-equity incentive compensation and equity awards granted on or after September 30, 2011. Under the policy, if we must prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, our Company will have the right, to the extent permitted by law, to take appropriate action to recoup all or part of any incentive award actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number of shares based on the financial results after the restatement. Stock Ownership Guidelines for Executive Officers The Committee has adopted executive officer stock ownership guidelines to align our executives’ interests with those of shareholders. The Committee requires executives to attain stock ownership at the following levels: Chief Executive Officer Five Times Annual Base Salary Chief Financial Officer Four Times Annual Base Salary Executive Vice Presidents Three Times Annual Base Salary It is the Committee’s policy that each NEO must achieve the required level of stock ownership within five years of becoming a NEO. Stock ownership includes stock that is not restricted in any way and the value of exercisable “in-the-money” stock options, based on the market price of our Common Stock, the exercise price, and taxes the officer would pay on exercise. An executive who does not meet the ownership guidelines within the requisite timeframe will not receive approval to sell shares or to exercise options unless the net proceeds of that transaction are reinvested in Common Stock. As of November 30, 2018, all NEOs exceeded their respective stock ownership requirements except Mr. Bryant, who has not been in his current position for five years. Prohibition Against Hedging and Pledging We prohibit senior management from entering into certain transactions for their individual accounts that include hedging or pledging our Company’s securities and trading in puts, calls or other derivative securities relating to our Company’s securities. Tax Treatment of Compensation The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. Section 162(m) of the Internal Revenue Code (Section 162(m)) limits our U.S. federal income tax deduction for compensation that exceeds $1,000,000 paid in any taxable year to certain executive officers. For our taxable year that ended on September 30, 2018, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was exempt from this deduction limitation. As a result of changes made by the Tax Cuts and Jobs Act, the exemption for “performance-based compensation” will no longer be available for U.S. federal tax purposes starting with OSHKOSH CORPORATION 2019 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2018 compensation paid in our taxable year ending on September 30, 2019. In addition, the deduction limitation of Section 162(m) will apply for U.S. federal tax purposes to compensation paid to anyone who, starting with our taxable year ending on September 30, 2018, serves as our chief executive officer or chief financial officer or who is among the three most highly compensated executive officers for any taxable year. The only exception to these changes to Section 162(m) is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017, that would otherwise have been deductible under the prior Section 162(m) rules (Grandfathered Compensation). For taxable years ending on or before September 30, 2018, the Committee has used its best efforts to cause any compensation paid to executive officers covered by Section 162(m) over the $1,000,000 limit to qualify as performance-based compensation for U.S. federal tax purposes. Because the exemption for “performance-based compensation” is no longer available for U.S. federal tax purposes for taxable years beginning after September 30, 2018 (other than for Grandfathered Compensation), that exemption’s impact on the U.S. federal tax deductibility of executive compensation is not expected to be a factor in the Committee’s decisions regarding non-Grandfathered Compensation. The Committee intends to continue to strive to achieve the objectives of our compensation program, including attracting, retaining, motivating and sustaining high performing executive talent and incentivizing the achievement of both short and long-term results through the alignment of rigorously set performance goals and pay. In structuring our compensation program in a manner consistent with these goals, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives. Relation of Our Compensation Policies and Procedures to Risk Management Our senior management conducted a comprehensive risk assessment of each element of our compensation program to evaluate the levels of risk-taking that each of those elements could potentially encourage. Management then presented this risk assessment to the Committee. After reviewing management’s risk assessment, the Committee determined that our compensation program effectively creates a proper balance between appropriate risk-taking and competitive compensation. Based on the Committee’s determination, we believe our compensation program does not create risks that are reasonably likely to have a material adverse effect on our Company. Human Resources Committee Report The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Human Resources Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. » Steven C. Mizell, Chair » Kimberley Metcalf-Kupres » Stephen D. Newlin » John S. Shiely » William S. Wallace » Craig Omtvedt (Alternate Member) OSHKOSH CORPORATION 2019 Proxy Statement 38

COMPENSATION TABLES |

2018 Summary Compensation Table

Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)(5)	Total ($)
Wilson R. Jones, President and Chief Executive Officer	2018	1,161,923	—	4,884,020	1,220,549	2,664,940	—	658,208	10,589,640
	2017	1,107,692	—	4,274,343	1,830,017	2,652,147	—	570,215	10,434,414
	2016	946,708	—	3,151,718	1,350,048	1,205,389	147,326	337,172	7,138,361
David M. Sagehorn, Executive Vice President and Chief Financial Officer	2018	700,818	—	1,244,640	310,002	900,534	—	268,199	3,424,193
	2017	667,489	—	1,088,460	465,293	922,069	—	270,955	3,414,266
	2016	672,433	—	1,086,855	465,024	591,136	323,696	203,048	3,342,192
Frank R. Nerenhausen, Executive Vice President, President, Access Equipment segment	2018	535,742	—	684,303	170,434	713,181	—	208,516	2,312,176
	2017	491,723	—	492,407	210,429	543,895	—	186,937	1,925,391
	2016	487,524	—	492,080	210,000	227,089	236,907	136,109	1,789,709
Ignacio A. Cortina, Executive Vice President, General Counsel and Secretary	2018	487,039	—	562,501	140,239	599,143	—	68,762	1,857,684
John J. Bryant, Executive Vice President, President, Defense Segment	2018	445,911	—	562,501	140,239	478,657	—	63,508	1,690,816

(1) Information for Mr. Cortina and Mr. Bryant for fiscal 2016 and 2017 is not required because they were not NEOs during these periods.

(2) Amounts in this column are based on the aggregate grant date fair value of awards to our NEOs under our 2017 Incentive Stock and Awards Plan rather than actual amounts paid to these officers or amounts the officers actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation ("FASB ASC Topic 718").

We based the fair value of restricted stock unit awards on the market price of the underlying shares awarded on the date of grant. We calculated the fair value of option awards using the Black-Scholes valuation model. Note 15 to our audited consolidated financial statements for the fiscal year ended September 30, 2018, included in our Annual Report on Form 10-K filed with the SEC on November 20, 2018, includes the assumptions we used to calculate these amounts.

We have granted performance shares that vest at the end of the third fiscal year following the grant date to our NEOs. Our NEOs earn shares under performance share awards only if our total shareholder return, as to half of the awards, and return on invested capital results, as to the other half, over the three-year performance period compare favorably to those of a comparator group of companies. Potential payouts range from 0% to 200% of the target amounts for these awards. Amounts in the "Stock Awards" column relating to the performance share awards are the value at the grant date, based upon the probable outcome of the performance conditions, consistent with the estimate of the aggregate compensation cost to be recognized over the service period in accordance with FASB ASC Topic 718, determined using a Monte Carlo simulation model for relative TSR and fair market value of the underlying shares on the grant date for relative ROIC. Assuming performance at the highest level, the aggregate values of the performance share awards during fiscal 2018 at the date of grant for each of our NEOs (based on the maximum number of shares that an officer could earn under an award and our stock price on the date of grant) were as follows: $4,325,171 for Mr. Jones, $1,104,023 for Mr. Sagehorn, $606,130 for Mr. Nerenhausen, $497,893 for Mr. Cortina and $497,893 for Mr. Bryant.

(3) The amounts in this column reflect the increase in actuarial present value from the prior year of the NEO's benefits under our applicable retirement plans determined using the assumptions set forth in footnote (1) to the Pension Benefits Table below. In fiscal 2018, the actuarial present values decreased for Mr. Jones ($25,042), Mr. Sagehorn ($73,377) and Mr. Nerenhausen ($55,103).

OSHKOSH CORPORATION 2019 Proxy Statement 39

COMPENSATION TABLES |

Mr. Cortina and Mr. Bryant are not entitled to any benefit under these plans. As we discuss more fully elsewhere, we froze benefits under both our qualified and non-qualified defined benefit plans effective December 31, 2012, and now provide benefits under new, qualified and non-qualified defined contribution plans.

(4) The amounts shown in this column include benefits earned in fiscal year 2018 under the Defined Contribution Executive Retirement Plan of $618,366 for Mr. Jones, $238,764 for Mr. Sagehorn, $183,766 for Mr. Nerenhausen, $40,137 for Mr. Cortina and $38,758 for Mr. Bryant. We made fiscal year 2018 contributions to the qualified defined contribution retirement benefit plan of $16,500 to Messrs. Jones, Sagehorn, Nerenhausen, Cortina and Bryant.

(5) The amount shown in the column for all years for Mr. Jones includes incremental costs associated with use of our Company aircraft to attend meetings of the board of directors of another Company. The amount for fiscal 2018 is $18,080.

2018 Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Awards ($)(3)
Wilson R. Jones	11/20/2017	777,721	1,555,442	3,110,884	12,488	24,975	49,950	28,200	45,475	86.59	6,104,569
David M. Sagehorn	11/20/2017	262,807	525,614	1,051,228	3,188	6,375	12,750	7,175	11,550	86.59	1,554,642
Frank R. Nerenhausen	11/20/2017	192,337	384,673	769,346	1,750	3,500	7,000	3,950	6,350	86.59	854,737
Ignacio A. Cortina	11/20/2017	174,851	349,702	699,404	1,438	2,875	5,750	3,250	5,225	86.59	702,740
John J. Bryant	11/20/2017	160,086	320,172	640,344	1,438	2,875	5,750	3,250	5,225	86.59	702,740

(1) The amounts shown represent the threshold, target and maximum awards that each of our NEOs could have earned under our annual cash incentive plan for fiscal 2018, as we describe more fully under "Compensation Discussion and Analysis — Annual Cash Incentive Awards". Messers. Jones, Nerenhausen, Cortina and Bryant received target bonus percent increases during the fiscal year so their calculations are pro-rated accordingly. The amount that each NEO earned for fiscal 2018 under these awards based on our actual performance for fiscal 2018 appears in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2) The amounts shown represent the threshold, target and maximum payouts under performance share awards that we awarded in fiscal 2018 to the NEOs under our 2017 Incentive Stock and Awards Plan as we describe more fully under "Compensation Discussion & Analysis — Equity-based Long-term Incentive Awards — Performance Share Awards." Achievement of the threshold amount requires, as to half of the awards, relative total shareholder return (TSR) and, as to the other half, relative return on invested capital (ROIC) at or above the 25% percentile as compared to their respective comparator groups over a three-year TSR performance period or an 11 quarter ROIC performance period, respectively. Payments are pro-rated for performance between the 25th and 75th percentiles. The awards are subject to a payout cap, using our share price at the end of the performance period, equal to 400% of the aggregate value of the number of shares that the participant would have received for performance at the 50th percentile determined based on our share price on the date of the award of performance shares. We pay the awards that executives earn, including a pro-rata amount upon a qualifying retirement, in shares of our Common Stock on a one-for-one basis and include credit for any dividends our Board approves during the performance period. However, we do not pay dividends or dividend equivalents with respect to unearned performance share awards.

(3) The dollar amount includes the grant date fair value of the stock options that we granted in fiscal 2018 calculated using the Black-Scholes valuation model in accordance with FASB ASC Topic 718. Amounts relating to the relative TSR performance share awards are based on valuations under a Monte Carlo simulation in accordance with FASB ASC Topic 718. Amounts relating to the relative ROIC performance share awards and restricted stock units are based on the fair market value of the underlying Common Stock on the grant date.

OSHKOSH CORPORATION 2019 Proxy Statement 40

COMPENSATION TABLES |

Outstanding Equity Awards at 2018 Fiscal Year End

	Option Awards					Stock Awards			
Name	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#) (1)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)(6)(7)
Wilson R. Jones	19,400			47.33	09/16/20	68,400	4,872,816	85,475	6,089,239
	31,200			46.94	09/15/21				
	66,966	33,484		41.52	11/12/22				
	29,858	59,717		66.89	11/21/23				
		45,475		86.59	11/20/27				
David M. Sagehorn	17,200			47.33	09/16/20	18,757	1,336,249	21,825	1,554,813
	27,625			46.94	19/15/21				
	23,066	11,534		41.52	11/12/22				
	7,591	15,184		66.89	11/21/23				
		11,550		86.59	11/20/27				
Frank R. Nerenhausen	20,000			28.96	09/17/19	9,194	654,981	10,825	771,173
	7,200			47.33	09/16/20				
	11,600			46.94	09/15/21				
	10,416	5,209		41.52	11/12/22				
	3,433	6,867		66.89	11/21/23				
		6,350		86.59	11/20/27				
Ignacio A. Cortina	5,000			28.96	09/17/19	7,074	503,952	8,900	634,036
	2,600			47.33	09/16/20				
	4,525			46.94	09/15/21				
	6,400	3,200		41.52	11/12/22				
	2,816	5,634		66.89	11/21/23				
		5,225		86.59	11/20/27				
John J. Bryant	1,134			28.96	09/17/19	6,237	444,324	8,350	594,854
	2,000			47.33	09/16/20				
	3,575			46.94	09/15/21				
	3,583	1,792		41.52	11/12/22				
	2,450	4,900		66.89	11/21/23				
		5,225		86.59	11/20/27				

(1) The options that expire on November 20, 2027, have a duration of ten years from the date of grant and vested ratably over a three-year period beginning on the first anniversary of the grant date.

OSHKOSH CORPORATION 2019 Proxy Statement 41

COMPENSATION TABLES |

(2) All options other than those described in footnote 1 above, have a duration of seven years from the date of grant and vested (or will vest) ratably over a three-year period beginning on the first anniversary of the grant date.

(3) All options become fully vested upon termination of employment as a result of death, disability or retirement and must be exercised within one year of death or disability and three years of retirement. Retirement means that a participant's employment terminates at a time when the participant is at least age 55 and has completed at least five (5) years of continuous service with our Company.

(4) The vesting dates for all restricted stock units that our NEOs held at September 30, 2018, are as follows:

Name	Vesting Date	No. of Units
Wilson R. Jones	11/12/2018	15,073
	11/20/2018	9,490
	11/21/2018	12,429
	11/20/2019	9,490
	11/21/2019	12,428
	11/20/2020	9,490
David M. Sagehorn	11/12/2018	5,196
	11/20/2018	2,414
	11/21/2018	3,158
	11/20/2019	2,415
	11/21/2019	3,159
	11/20/2020	2,415
Frank R. Nerenhausen	11/12/2018	2,346
	11/20/2018	1,328
	11/21/2018	1,430
	11/20/2019	1,330
	11/21/2019	1,430
	11/20/2020	1,330
Ignacio A. Cortina	11/12/2018	1,443
	11/20/2018	1,093
	11/21/2018	1,175
	11/20/2019	1,093
	11/21/2019	1,175
	11/20/2020	1,095
John J. Bryant	11/12/2018	912
	11/20/2018	1,093
	11/21/2018	1,022
	11/20/2019	1,093
	11/21/2019	1,022
	11/20/2020	1,095

(5) We used the closing price of our Common Stock of $71.24 on September 28, 2018, to calculate the value of unvested units.

(6) The vesting dates for all performance shares that our NEOs held at September 30, 2018, are as follows:

	Vesting Date of Performance Shares			
Name	TSR 09/30/19	TSR 9/30/20	ROIC 09/30/19	ROIC 09/30/20
Wilson R. Jones	19,000	10,875	27,400	28,200
David M. Sagehorn	4,850	2,775	7,000	7,200
Frank R. Nerenhausen	2,200	1,525	3,150	3,950
Ignacio A. Cortina	1,800	1,250	2,600	3,250
John J. Bryant	1,600	1,250	2,250	3,250

(7) The number and value of performance shares reflected in the above table (and in note (6)) assume performance at the threshold level for the TSR-based award vesting on September 30, 2020 and at maximum level for the remaining awards.

OSHKOSH CORPORATION 2019 Proxy Statement 42

COMPENSATION TABLES |

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards	
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Wilson R. Jones	87,000	4,948,023	83,135	6,310,570
David M. Sagehorn	71,500	3,840,620	27,556	2,080,061
Frank R. Nerenhausen	—	—	12,505	943,741
Ignacio A. Cortina	—	—	7,996	606,540
John J. Bryant	—	—	1,913	163,767

(1) Reflects the amount calculated by multiplying the number of restricted stock units and performance shares vested by the market price of our Common Stock on the vesting date.

2018 Pension Benefits

The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal 2018 under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan for each named executive officer who participates in such plans.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Wilson R. Jones	Retirement Plan	8	273,686	—
	Executive Retirement Plan	5	669,527	—
David M. Sagehorn	Retirement Plan	13	394,178	—
	Executive Retirement Plan	9	1,443,015	—
Frank R. Nerenhausen	Retirement Plan	27	535,445	—
	Executive Retirement Plan	3	790,599	—
Ignacio A. Cortina	Retirement Plan	—	—	—
	Executive Retirement Plan	—	—	—
John J. Bryant	Retirement Plan	—	—	—
	Executive Retirement Plan	—	—	—

(1) Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., January 1 — December 31). Years of credited service under the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer. Participants do not accrue additional years of credited service under the Retirement Plan or the Executive Retirement Plan after December 31, 2012, but vesting service continues under both plans.

(2) The actuarial values of the accumulated plan benefits for the Retirement Plan and the Executive Retirement Plan were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62; that the benefit calculation date is September 30, 2018, consistent with our accounting measurement date for financial statement reporting purposes; a discount rate of 4.20%; a post-retirement mortality assumption based on the RP-2014 table with MP-2017 mortality improvement scale using a generational projection; final average pay based on current average pay, without projection; payment in the form of a single life annuity; that the Retirement Plan benefit accrued ratably over the participant's years of service up to December 31, 2012, the date benefits were frozen; and that the Executive Retirement Plan benefit accrued ratably over the first 20 years from the date of hire up to December 31, 2012, the date benefits were frozen, and vested (or will vest) 20% per year from years 5 to 10 beginning when the employee became an officer.

OSHKOSH CORPORATION 2019 Proxy Statement 43

COMPENSATION TABLES |

Oshkosh Corporation Retirement Plan — Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of base salary (subject to a maximum established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, $245,000 as of January 1, 2009 and $250,000 as of January 1, 2012. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered.

An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The pension benefits payable to such an employee are equal to 50% of the pension benefits that would have been payable had the employee remained employed with us until age 65. The percentage paid increases for each year of continued service with us between the date on which the employee reaches age 55 and the date on which the employee reaches age 65. The spouse of an employee who dies after becoming eligible for early retirement is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity that would have been payable to a participant at normal retirement age. As of September 30, 2018, Mr. Jones was eligible for retirement under the Retirement Plan but the other NEOs were not eligible. Benefits under the Retirement Plan were frozen effective December 31, 2012; we now provide benefits under a new, qualified defined contribution plan.

Oshkosh Corporation Executive Retirement Plan — Under the Executive Retirement Plan, certain of our officers, including the NEOs are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55, increasing to 40% of average monthly compensation at age 62, in each case prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match, and 50% of the executive's social security benefit. Average monthly compensation is based on the average of the executive's compensation (base salary plus bonus) for the highest five years of pay (not necessarily consecutive) in the last ten years of credited service. The spouse of an executive who dies after becoming eligible for early retirement is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable to the executive as of September 30, 2018. As of September 30, 2018, Mr. Jones was eligible for retirement under the Retirement Plan but the other NEOs were not eligible. Benefits under the Executive Retirement Plan were frozen effective December 31, 2012; we now provide benefit under a new, non-qualified defined contribution plan.

2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Wilson R. Jones	—	618,366	105,068	—	2,249,647
David M. Sagehorn	—	238,764	74,289	—	1,325,875
Frank R. Nerenhausen	—	183,766	44,997	—	860,365
Ignacio A. Cortina	—	40,137	4,184	—	96,490
John J. Bryant	—	38,758	1,206	—	72,841

(1) The amounts shown in this column represent benefits earned under the Defined Contribution Executive Retirement Plan, which amounts also appear in the "All Other Compensation" column in the 2018 Summary Compensation Table for fiscal 2018.

(2) The amounts shown in this column represent earnings in fiscal 2018 that are neither above market nor preferential. Accordingly, the amounts are not included in the Summary Compensation Table for fiscal 2018.

(3) The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $1,322,141 for Mr. Jones, $864,381 for Mr. Sagehorn and $368,292 for Mr. Nerenhausen that was previously reported in the Summary Compensation Table for years prior to fiscal 2018. Messrs. Cortina and Bryant were not named executive officers in prior years.

OSHKOSH CORPORATION 2019 Proxy Statement 44

COMPENSATION TABLES | Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers — Under the Deferred Compensation Plan, each participating NEO may defer up to 65% of base salary for the plan year, up to 85% of annual incentive compensation payable in the plan year for services and performance during the preceding plan year, and up to 100% of any share-based long-term incentives. An executive participating in the Deferred Compensation Plan may elect to have deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years, at the election of the executive. Payments generally commence six months after the executive’s separation from service with us. However, in the event of a change in control, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment. Oshkosh Corporation Defined Contribution Executive Retirement Plan — Under our non-qualified Defined Contribution Executive Retirement Plan, certain of our officers, including the NEOs, are entitled to receive, upon separation from service, cash distributions of either a single lump sum payment or annual installments over a period of two to ten years, as elected by the participant, equal to the vested balance of the participant’s account. A participant’s account balance is equal to the sum of annual benefit credits made to the account, adjusted for returns based on the hypothetical investment experience of the selected investment option. For any participant in our Executive Retirement Plan on December 31, 2012, the annual benefit credits are equal to a percentage of the participant’s annual base pay and bonus. The percentage of compensation earned is 10% for participants age 44 or below; 12.5% for participants age 45 to 50; and 15% for participants age 51 or above. For individuals who became participants in our Executive Retirement Plan after December 31, 2012, the annual benefit credit is equal to the excess of the employer non-elective contribution under our tax-qualified Oshkosh Corporation and Affiliates Tax Deferred Investment Plan that would have been made for the applicable year but for the effect of the limitations imposed by Section 401(a)(17) or Section 415 of the Internal Revenue Code, over the amount of the contribution actually made. Effective June 1, 2014, all participants are immediately 100% vested. Each participant’s accumulated benefits change based on the hypothetical investment experience of the selected investment option. Available hypothetical investment options generally are the same as the investment options available under our tax-qualified defined contribution retirement plan. Potential Payments on Termination or Change-In-Control The following tables disclose potential payments and benefits to which our NEOs would be entitled upon a termination of employment or a change in control of our Company. We list the estimated amount of compensation payable to each of our NEOs in each situation in the tables below if the termination or change in control occurred at September 30, 2018, and that our Common Stock had a value per share of $71.24, which was the closing market price on September 28, 2018. The actual amount of payments and benefits can be determined only at the time of such a termination or change in control, and likely would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our NEOs, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits, and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. Refer to the Pension Benefits table above for the present value of amounts that our NEOs would receive upon retirement absent a change in control of our Company. OSHKOSH CORPORATION 2019 Proxy Statement 45

COMPENSATION TABLES |

Wilson R. Jones	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment				2,280,000		11,414,820
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				44,670		67,005
Outplacement Services						171,000
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	1,254,913	1,254,913	1,254,913		1,254,913	1,254,913
Unvested Performance Shares	2,360,738	2,360,738	2,360,738		4,706,328	4,706,328
Unvested Restricted Stock and Restricted Stock Units	4,872,816	4,872,816	4,589,423		4,872,816	4,872,816
Unearned Annual Cash Incentive Awards				3,110,884	1,555,442	1,555,442
Executive Retirement Plan Benefits						53,718
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	8,488,467	8,488,467	8,205,074	5,435,554	12,389,499	24,106,042

David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						4,842,687
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						65,288
Outplacement Services						103,824
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	408,841	408,841			408,841	408,841
Unvested Performance Shares	602,897	602,897			1,201,854	1,201,854
Unvested Restricted Stock and Restricted Stock Units	1,336,249	1,336,249			1,336,249	1,336,249
Unearned Annual Cash Incentive Awards					525,614	525,614
Executive Retirement Plan Benefits						111,466
Additional Change in Control Retirement Benefits						338,324
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	2,347,987	2,347,987			3,472,558	8,944,147

OSHKOSH CORPORATION 2019 Proxy Statement 46

COMPENSATION TABLES |

Frank R. Nerenhausen	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						2,495,562
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						42,691
Outplacement Services						80,190
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	184,683	184,683			184,683	184,683
Unvested Performance Shares	287,075	287,075			592,200	592,200
Unvested Restricted Stock and Restricted Stock Units	654,981	654,981			654,981	654,981
Unearned Annual Cash Incentive Awards					384,673	384,673
Executive Retirement Plan Benefits						375,303
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	1,126,739	1,126,739			1,816,537	4,815,283

Ignacio A. Cortina	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						2,170,286
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						42,434
Outplacement Services						72,900
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	119,612	119,612			119,612	119,612
Unvested Performance Shares	236,265	236,265			487,353	487,353
Unvested Restricted Stock and Restricted Stock Units	503,952	503,952			503,952	503,952
Unearned Annual Cash Incentive Awards					349,702	349,702
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	859,829	859,829			1,460,619	3,751,239

OSHKOSH CORPORATION 2019 Proxy Statement 47

COMPENSATION TABLES |

John J. Bryant	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						1,847,234
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						3,202
Outplacement Services						66,744
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	74,573	74,573	74,573		74,573	74,573
Unvested Performance Shares	215,099	215,099	215,099		454,814	454,814
Unvested Restricted Stock and Restricted Stock Units	444,324	444,324	201,079		444,324	444,324
Unearned Annual Cash Incentive Awards					320,172	320,172
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	733,996	733,996	490,751		1,293,883	3,216,063

OSHKOSH CORPORATION 2019 Proxy Statement 48

COMPENSATION AGREEMENTS | Severance Agreement We have a severance agreement with Mr. Jones. If we terminate Mr. Jones’ employment without cause or Mr. Jones terminates his employment for good reason, then, provided he executes a release of claims against us, Mr. Jones will be entitled to receive severance compensation approximating two years’ salary and bonus, together with welfare benefits. Change-in-Control Agreements We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our NEOs who was employed at September 30, 2018. Under the KEESAs, after a change in control of our Company, if the executive’s employment is terminated, other than by reason of death, disability or for cause, the executive is entitled to a cash termination payment and other benefits. The executive also is entitled to a cash termination payment and other benefits if, after the change in control, the executive terminates his or her employment for good reason. The termination payment will be equal to the sum of the executive’s annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but at least one for Messrs. Jones and Sagehorn, and up to two, but at least one, for Messrs. Nerenhausen, Cortina and Bryant). The amounts in the tables assume the maximum three years for Messrs. Jones and Sagehorn, or two years for Messrs. Nerenhausen, Cortina and Bryant, remaining in the employment period. If Mr. Sagehorn is entitled to a cash termination payment, then such executive also is entitled to the difference between the unreduced social security benefit payable if his employment continued until his unreduced social security age and the actual social security benefit payable at the end of the employment period. This payment ceases at the executive’s unreduced social security age. These benefits are disclosed as “Additional Change in Control Retirement Benefits” in the tables above. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years, for Messrs. Jones and Sagehorn, or two years, for Messrs. Nerenhausen, Cortina and Bryant, as well as hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESA for Mr. Sagehorn provides that if the payments under the agreement are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax the Internal Revenue Code imposes and any additional taxes on this payment. To the extent that payments to Messrs. Jones, Nerenhausen, Cortina and Bryant under their agreements would be considered “excess parachute payments”, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit. In fiscal 2008, we revised the terms of the KEESAs to ensure that payments under the agreement are not “income includible under Section 409A” for purposes of the Internal Revenue Code. However, if payments under the agreement are nonetheless “income includible under Section 409A,” then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment. In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after leaving his position and to keep in confidence any proprietary or confidential information for the same period. Our Board of Directors can waive both conditions. Under the KEESAs, there is a “change in control” if: • any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock; there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved; a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated, after which our shareholders control less than 50% of combined voting power; or our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all our assets is consummated. • • • This definition of change in control also applies to our 2009 Incentive Stock and Awards Plan and our 2017 Incentive Stock and Awards Plan. OSHKOSH CORPORATION 2019 Proxy Statement 49

COMPENSATION AGREEMENTS | Under the KEESAs, the term “cause” generally means: • • • • • committing any act of fraud, embezzlement or theft in connection with the executive’s duties; continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities; willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury; willfully disclosing our trade secrets or confidential information; or engaging in competition with us that our Board of Directors determines to be materially harmful to us. Under the KEESAs, the term “good reason” generally means: • • a breach of the agreement by us; any reduction in the executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity, or benefits; a material adverse change in the executive’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof; relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment during the 180-day period prior to the change in control; a mandate that the executive travel on business to a materially greater extent than was required during the 180-day period prior to the change in control; our failure to cause a successor to assume the executive’s agreement; or termination of the executive’s employment after a change in control without proper notice. • • • • • Performance Share Awards We granted performance share awards to our NEOs under our 2009 Incentive Stock and Awards Plan and, as of February 7, 2017, under our 2017 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination. If we cease to employ an executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Under our 2009 Incentive Stock and Awards Plan, in the event of a change in control of our Company, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period for the related award ended on the date of the change in control. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. The amounts relating to relative TSR performance share awards that we granted in fiscal 2017 and 2018 reflect a payment amount equal to 126% and 0% respectively of the target performance share awards based on our relative TSR during the performance period. The amounts relating to relative ROIC performance share awards that we granted in fiscal 2017 and 2018 reflect a payment amount equal to 189% and 200%, respectively, of the target performance awards based on our relative ROIC during the performance period. Restricted Stock Units We have granted restricted stock unit awards to our NEOs under our 2009 Incentive Stock and Awards Plan. Under this plan and the related award agreements, if an executive’s employment terminates due to death or disability, then any restricted stock units that are not vested will become fully vested at the time of such termination. The restricted stock units also fully vest if an executive’s employment is terminated because of a qualified retirement, except that, if the qualified retirement occurs prior to the first anniversary of the grant date of the restricted stock unit award, then only a pro-rata portion of the restricted stock units will vest. For grants that were made through fiscal 2017 we define qualified retirement as a retirement at a time when the executive is at least 55 years of age and the executive’s age, when added to his or her years of service with our Company, equals or exceeds 70. Beginning with the November 2017 (fiscal 2018) grants, under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan, we define qualified retirement as a retirement at a time when the executive is at least 55 years of age and the executive has completed five years of service. The treatment of OSHKOSH CORPORATION 2019 Proxy Statement 50

COMPENSATION AGREEMENTS | retirement prior to the first anniversary of the grant date as defined above has been maintained under the 2017 Incentive Stock and Awards Plan. Any grants made on or after February 7, 2017 are made under our 2017 Incentive Stock and Awards Plan. No NEO, other than Mr. Jones and Mr. Bryant, was eligible for a qualified retirement at September 30, 2018. If we cease to employ an executive for any reason other than death, disability or a qualified retirement, then any restricted stock units held by the executive that are not vested on the date of such termination will be immediately forfeited. Under our 2009 Incentive Stock and Awards Plan, effective upon a change in control of our Company, any restricted stock units that have not vested will vest and the executive will have the right to receive, in exchange for surrender of such restricted stock units, shares or an amount of cash equal to the greatest of (i) the fair market value of a share of our stock as determined on the date of the change in control, (ii) the highest per share price paid in the change in control transaction, or (iii) in certain change in control transactions, the fair market value of a share calculated on the date of surrender. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. Stock Option Agreements We have granted stock option awards to our NEOs under our 2009 Incentive Stock and Awards Plan and as of, February 7, 2017 under our 2017 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death or disability, then the option award will become fully vested and will remain exercisable by the executive or his or her beneficiary for a period of one year after the date of such death or disability. If the executive’s employment terminates due to retirement, then the option award will become fully vested and will remain exercisable by the executive for a period of three years after the date of such retirement. Under our 2009 Incentive Stock and Awards Plan, effective upon a change in control of our Company, the option award will fully vest and immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. The amounts in the tables above include the value attributable to unvested stock options that our NEOs held valued at the amount by which the closing price of our Common Stock on September 28, 2018, exceeds the exercise price of the unvested options. Annual Cash Incentive Awards Upon a change in control of our Company, for any annual cash incentive award that a named executive officer has not then earned, the executive is entitled to receive a proportionate amount of his or her annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each NEO, the amounts we disclose as “Unearned Annual Cash Incentive Awards” in the tables above assume that the change in control occurred prior to the end of the fiscal year (meaning the NEOs did not yet earn their annual cash incentive awards), but the amounts reflect the full target award opportunity rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each NEO earned for fiscal 2018 NEOs would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table. For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose because we paid an executive’s annual cash incentive target award opportunity upon a change in control of our Company (and to enable us to estimate any excise tax gross-up payment that we would have to pay to Mr. Sagehorn), we assume the executive has earned the entire amount of the award as of September 30, 2018. Oshkosh Corporation Executive Retirement Plan Upon a change in control of our Company, executives participating in our Executive Retirement Plan are vested without regard to the normal vesting schedule under the plan. Furthermore, if an executive’s employment is terminated for any reason following the change in control, the executive will be entitled to receive a single lump-sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive’s OSHKOSH CORPORATION 2019 Proxy Statement 51

COMPENSATION AGREEMENTS | employment. “Change in control” is defined in the same manner as under the KEESAs for this purpose. The executive also will be entitled to receive a single lump-sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. “Change in control” has a specified meaning for this purpose as defined in the Executive Retirement Plan. The amounts we disclose as “Executive Retirement Plan Benefits” in the tables on above include, for Mr. Jones and Mr. Nerenhausen, who are not fully vested in their pension benefits, the value of the accelerated vesting of their benefits resulting from the change in control and the incremental increase in the value of their benefits resulting from the use of lump-sum-specific mortality and interest rate assumptions required by the Executive Retirement Plan that may differ from those used to calculate the monthly benefit that would have been paid upon retirement absent a change in control. Defined Contribution Executive Retirement Plan Under the Oshkosh Corporation Defined Contribution Executive Retirement Plan, following a change in control of our Company, any participant who is terminated will be entitled to receive an immediate single-sum distribution of his or her account balance within 60 days. Deferred Compensation Plans Termination of an executive officer or a change in control of our Company would not affect the amounts payable to our NEOs under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers. CEO Pay Ratio As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of Mr. Jones, our Chief Executive Officer (CEO). We identified our median employee for purposes of the ratio from all individuals that we or our consolidated subsidiaries employed, whether as a full-time, part-time, seasonal, or temporary worker, as of July 1, 2018 (other than the CEO) based on estimated fiscal 2018 annual base pay only. To determine estimated fiscal 2018 annual base pay, we used hourly pay rates and hours scheduled to be worked for hourly employees and annual salary rates for salaried employees, in each case as of July 1, 2018, taking into account hours scheduled to be worked to the extent applicable. No employees were excluded from this identification process other than the CEO. Once the median employee was identified, we calculated annual total compensation as defined for purposes of the Summary Compensation Table for both the median employee and our CEO. In calculating the median employee’s annual total compensation, the following compensation elements were included: base pay, shift differential, overtime, non-equity incentive compensation, and 401(k) match. Our median employee received none of the other types of compensation required to be included in the Summary Compensation Table: stock awards, option awards, bonus, change in pension value, nonqualified deferred compensation earnings, and other compensation. Based on this calculation, we estimate the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for fiscal 2018 was 188:1. This ratio has been calculated in a manner consistent with the requirements of Item 402(u) of Regulation S-K. The table below summarizes the pay ratio: The SEC’s rules on identifying the median employee and determining the pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the pay ratio reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, may not be comparable to our CEO pay ratio. OSHKOSH CORPORATION 2019 Proxy Statement 52 Consistently Applied Compensation Measure Base salary only Excluded Employees Only the CEO Median Employee Location United States FY2018 Annual Total Compensation — CEO $10,572,677 FY2018 Annual Total Compensation — Median Employee $56,379 Pay Ratio: 188:1

Proposal 3 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS As noted in the preceding discussion, executive compensation is an important matter both to us and to our shareholders. As a reflection of this importance and pursuant to SEC rules, we offer our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the SEC’s executive compensation disclosure rules. The Human Resources Committee has overseen the development and implementation of our executive compensation program. We have designed our compensation program to directly link a significant portion of the compensation of our NEOs to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Committee also designed our compensation program to attract, retain and motivate key executives who are essential to the implementation of our strategic growth initiatives and critical to the success of our MOVE strategy. The Human Resources Committee bases its executive compensation decisions on our core compensation principles, including the following: • • motivating our executives to perform with shareholders’ interests in mind; assembling and maintaining a senior leadership team with the skills necessary to successfully execute our MOVE strategy, maintain our competitiveness, and continue increasing the long-term market value of our Company; and balancing awards earned for short-term results with awards earned for strategic decisions that we expect will sustain our long-term performance and deliver the results outlined in our MOVE strategy. • We believe our existing compensation program has been effective in motivating our key executives to achieve favorable performance and results for our Company, aligning compensation with our financial performance results, giving our executives an ownership interest in our Company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. We continued to meet these objectives in fiscal 2018. The Human Resources Committee took or implemented the following actions in fiscal 2018 with full consideration of our core compensation principles: • • approved base salary increases for our NEOs in line with competitive market trends; structured our annual cash incentive awards for fiscal 2018 with aggressive operating income targets and set annual cash incentives award targets close to the 50th percentile of the market; approved long-term equity awards for our NEOs in line with competitive market trends which provide retention and recognize performance of our NEOs and other officers to support returns for our shareholders; continued to significantly limit the payout amount under new severance agreements that we enter into with our executive officers; and continued to limit the number and value of other benefits. • • • Compensation actions like these demonstrate our philosophy of aligning executive compensation with our financial performance and the marketplace, and increasing long-term shareholder value. We will continue to design and implement our executive compensation program and policies in line with this philosophy to promote favorable performance results and generate greater value for our shareholders. Our MOVE objectives will continue to influence these decisions. We urge shareholders to read the Compensation Discussion and Analysis section and the accompanying compensation tables in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Human Resources Committee and our Board believe that the executive compensation program is effective in achieving our goals and that the compensation of our NEOs has supported and contributed to our success. OSHKOSH CORPORATION 2019 Proxy Statement 53

PROPOSAL 3 | Advisory Vote on the Compensation of Our Named Executive Officers The Board hopes shareholders will support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section and compensation tables and narrative discussion contained in this Proxy Statement.” This advisory vote on the compensation of our NEOs is not binding on us, the Board, or the Human Resources Committee. However, the Board and the Human Resources Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs. of our named executive officers as disclosed in the Compensation OSHKOSH CORPORATION 2019 Proxy Statement 54 FOR [2J The Board of Directors recommends a vote FOR the compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Proposal 4 SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained by a shareholder on written request to our Secretary. Proposal 4-Shareholder Right to Act by Written Consent Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent. This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% if small shareholders had the advantage of the same access to independent corporate governance data as large shareholders. It might have received a still higher vote if the voting turnout of small shareholders equaled that of large shareholders. Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting. A proposal on this topic, sponsored by Ray T. Chevedden, won 54% support at AT&T Inc. A proposal on this topic also won 49% support from Oshkosh shareholders a few years ago. When Oshkosh shareholders gave impressive 49% support a few years ago management mentioned the right of shareholder to call a special meeting. However shareholders were not made aware that the percentage of shareholders needed to call a special meeting can mean that it may be necessary to contact 2 or 3 times that percentage of shareholders in a short period of time in order exercise this right. Many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error due to the dense legalese in our bylaws that will disqualify them from counting toward the ownership threshold that is needed for a special meeting. Written consent can enable shareholders to replace a director if need be. The mere shareholder ability to do this will be an incentive for our Board of Directors to nominate the best director candidates. One of our directors received 100-times as many negative votes than certain other directors in 2018. The intention of this proposal is that shareholders will not need to make use of it because its mere existence will be an incentive factor that will help ensue that the Company is well managed by the Board of Directors and management. This is especially important because our stock fell from $95 to $70 in the first 8 months of 2018. OSHKOSH CORPORATION 2019 Proxy Statement 55

PROPOSAL 4 | Shareholder Proposal Regarding Shareholder Action by Less Than Unanimous Written Consent Please vote yes: Shareholder Right to Act by Written Consent-Proposal 4 reasons: Recommendation of the Board of Directors AGAINST Proposal 4 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL NUMBER 4 FOR THE FOLLOWING REASONS: Our Board of Directors strongly believes that every shareholder should have the opportunity to consider and vote upon proposed shareholder actions. Indeed, shareholders holding just 10 percent of our outstanding shares have an unfettered right to call a special meeting of our shareholders. Our Board of Directors also believes, for the reasons discussed below, that the written consent process, as compared to shareholders acting at a meeting, is not as well suited to allowing all shareholders the ability to consider, discuss and vote on the merits of proposed shareholder actions. Accordingly, our organizational documents do not allow shareholder action without a meeting by less than unanimous written consent. Our Board of Directors believes that permitting shareholders to act by less than unanimous written consent is not necessary to achieve the proponent’s objectives and would hurt shareholder interests by disenfranchising certain shareholders, circumventing the protections and advantages provided by shareholder meetings, wasting company resources and confusing shareholders. Our Board also believes that Oshkosh’s strong corporate governance processes make adoption of this proposal unnecessary. Oshkosh has strong corporate governance practices and provides significant shareholder rights that enhance Board accountability, including: • • • • • • • An unfettered right that allows 10 percent of our shareholders to call a special meeting Annual election of all directors A form of majority voting in uncontested director elections An independent Chairman Stock ownership requirements for non-employee directors A proxy access right A robust and ongoing shareholder engagement process that allows shareholders to bring matters to the attention of the Board and management outside of the annual meeting process No supermajority voting provisions No shareholder rights plan • • Permitting shareholder action by less than unanimous written consent is not necessary to achieve the proponent’s objectives given our governance practices, including shareholders’ right to call a special meeting at a 10 percent threshold Permitting shareholder action by less than unanimous written consent is not necessary to achieve the proponent’s objective of providing a means for shareholders to raise important matters outside of the normal annual meeting cycle. There is no need for shareholders to be able to act by less than unanimous written consent to raise such matters. Most importantly, shareholders holding just 10 percent of our outstanding shares have the right to call a special meeting of our shareholders that is essentially unfettered, so shareholders already have the ability to act at any time outside of the normal annual meeting cycle. As to this right, there are no restrictions on agenda items, no restrictions on the number of shareholders who can group together to reach the 10 percent threshold, and no limits on when a meeting can be called. Based on our analysis of shareholder voting results at other companies, we believe shareholders of a corporation are more inclined to vote in favor of a shareholder right to act by less than unanimous written consent when shareholders of that corporation do not have a right to call a special meeting of shareholders at a 10 percent threshold. For example, the proponent cites a favorable vote on this subject at Allstate (which occurred in 2010), Sprint (which also occurred in 2010) OSHKOSH CORPORATION 2019 Proxy Statement 56 AGAINST IZ] Our Board recommends a vote AGAINST this proposal for the following

PROPOSAL 4 | Shareholder Proposal Regarding Shareholder Action by Less Than Unanimous Written Consent and AT&T Inc. (which occurred in 2011), but none of these companies allowed 10 percent of its shareholders to call a special meeting of shareholders at the time of the vote on the shareholder proposal. Further, we welcome and encourage shareholders to communicate with us at all times and offer several mechanisms already in place, including those described in “Governance of the Company — The Board of Directors,” to facilitate a dialogue with our Board of Directors. In addition, we similarly always welcome communications through our Investor Relations department via telephone or e-mail as set forth on our corporate website. Our robust shareholder outreach program solicits and responds to investor feedback, and shareholders have the ability to directly communicate with and raise concerns to the Board, any committee of the Board or an individual director. Permitting shareholder action by less than unanimous written consent is also not necessary to improve the accountability of our directors or our governance practices. We require that each director be elected on an annual basis and have adopted a form of majority voting standard for the election of directors. In addition, an independent nonexecutive director serves as Chairman of our Board, and that has been the case since 2010. In 2015, we also adopted and we continue to maintain a proxy access bylaw, which allows eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates, further supporting director accountability. We also have no supermajority voting requirements in our organizational documents, and we do not have a shareholder rights plan in place. Based on the fact that our shareholders elected all members of our Board of Directors at our last annual meeting by votes equal to or greater than 83% and an average favorable vote of 98.3%, we believe that our shareholders agree that our directors are accountable. As further evidence of director accountability, we have consistently received the top governance rating from a recognized independent governance rating entity. Shareholder action by less than unanimous written consent disenfranchises and is less fair to shareholders Shareholder action by less than unanimous written consent would not require input from, or even communication to, all shareholders, and as a result, it would disenfranchise all of those shareholders who were not given the opportunity to participate in the written consent process. Instead, action by less than unanimous written consent would, subject to applicable law, allow shareholders holding a bare majority of our outstanding shares to take an action, including significant actions such as agreeing to sell our Company, without a vote or any input from other shareholders. In fact, such an action could be finalized before other shareholders were even aware of it, much less before they were offered an opportunity to consent or object. This risk of disenfranchisement is even more serious when considering the possible context under which it could occur. Action at a shareholder meeting affords all shareholders an equal opportunity to review, consider, express their views on, discuss and vote on a proposal. In contrast, action by less than unanimous written consent would allow opportunistic market participants, including those who hold (or borrow) shares for only a short period of time, to determine the outcome on a particular issue and to do so conceivably without any notice to long-term investors until action has been taken, thereby disenfranchising those shareholders who do not have the opportunity to be informed or to participate. Moreover, such activity could be directed at very short-term speculation in stock prices, which could be at odds with our long-term, sustainable success. Permitting shareholder action by less than unanimous written consent circumvents protections and advantages provided by shareholder meetings The requirement that action be taken at a meeting of shareholders provides protections and advantages not present when action is permitted to be taken by less than unanimous written consent. Information regarding a shareholder proposal to be voted upon at a shareholder meeting is widely disseminated through the required proxy statement and additional soliciting materials, which must include certain information with respect to a shareholder proposal as specified by the Securities and Exchange Commission, including information from our Board of Directors on a proposal and our Board’s recommendation to our shareholders with respect to such proposal. In addition, a meeting follows a structured and orderly process, occurs at a time and date that is announced publicly in advance and provides all shareholders with an opportunity to discuss concerns with other shareholders, with the Board of Directors and with management. The process of voting at a meeting — whether annual or special — of shareholders provides for transparent, public and deliberate consideration of issues facing our Company and ensures that all shareholders have sufficient information and time to weigh the arguments that all sides present. In contrast, action by less than unanimous written consent permits shareholders to act secretly and does not guarantee any of these protections or advantages. OSHKOSH CORPORATION 2019 Proxy Statement 57

PROPOSAL 4 | Shareholder Proposal Regarding Shareholder Action by Less Than Unanimous Written Consent Permitting shareholder action by less than unanimous written consent could result in a waste of company resources and shareholder confusion Permitting shareholder action by less than unanimous written consent could result in a waste of company resources and shareholder confusion. If the proposal were implemented, shareholders could solicit written consents as frequently as desired and regardless of the size of their holdings in our Company. If a proposed action is not in the best interests of our Company, because it reflects a narrow self-interest or otherwise, we could be required to spend valuable management time and money tracking and defending against the action. Moreover, multiple groups of shareholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. This would only lead to confusion for our shareholders and a chaotic state of affairs for our Company. In summary, our Board of Directors believes that our current corporate governance structure strikes the right balance between affording shareholders the platform to raise important matters between annual meetings and protecting against potentially abusive actions that disrupt effective management of our Company and undermine the interests of all our shareholders. As such, our Board believes that this proposal number 4 is unnecessary and not in the best interests of our shareholders or our Company. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL NUMBER 4. OSHKOSH CORPORATION 2019 Proxy Statement 58

General Information About the Annual Meeting and Voting Q&A - ANNUAL MEETING AND VOTING PROCEDURES Q: Why am I receiving these materials? A: This Proxy Statement relates to the solicitation by our Board of Directors of proxies to be voted at our 2019 Annual Meeting of Shareholders, and at any adjournments or postponements of the Annual Meeting. We mailed our Notice of Internet Availability of Proxy Materials and we are making available this Proxy Statement on December 21, 2018, to all Oshkosh shareholders of record as of the close of business on December 13, 2018, the record date for voting at the Annual Meeting. Q: Who can attend the Annual Meeting? A: The Annual Meeting is for our shareholders of record as of the close of business on December 13, 2018, and invited guests. Q: Who is eligible to vote? A: All persons who own our Common Stock as of the close of business on December 13, 2018, are eligible to vote at the Annual Meeting. There were 70,576,150 shares of Common Stock outstanding and eligible to vote on that date. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Q: What constitutes a quorum for the Annual Meeting? A: A quorum consisting of a majority of the votes represented by the outstanding shares of our Common Stock is needed to carry on the business of the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present in determining whether there is a quorum. Q: How many votes are required to pass each of the proposals? A: This table shows the votes required for each proposal: Proposal Votes to pass Excluded from “votes cast” Election of directors The ten nominees who receive the most votes of all votes cast will be elected Abstentions, votes withheld, and broker non-votes Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2019 The votes cast “for” must exceed the votes cast “against” Abstentions Advisory vote on executive compensation The votes cast “for” must exceed the votes cast “against” Abstentions and broker non-votes Shareholder proposal regarding shareholder action by less than unanimous written consent The votes cast “for” must exceed the votes cast “against” Abstentions and broker non-votes OSHKOSH CORPORATION 2019 Proxy Statement 59

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Q&A - Annual Meeting and Voting Procedures Q: Who is soliciting my vote? A: In this Proxy Statement, our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting. Giving us your proxy means that you authorize the individuals identified on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If any matters not shown on the proxy card are properly brought before the Annual Meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion. Q: How does the Board recommend shareholders vote? A: The Board unanimously recommends that you vote: j FOR the election of all ten nominees to the Board of Directors; j FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019; j FOR the proposal to approve, by advisory vote, the compensation of our named executive officers; and j AGAINST the shareholder proposal regarding shareholder action by less than unanimous written consent. Q: How do I know if I am a shareholder of record and a beneficial owner of shares? A: If your Common Stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the Notice of Internet Availability of Proxy Materials has been provided directly to you. If your Common Stock is held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name”. If this is the case, you should have received the Notice of Internet Availability of Proxy Materials and a voting instruction form from your broker, bank or other nominee. As a beneficial owner, you cannot submit a proxy card to us directly, but you have the right to tell your bank, broker or other nominee how to vote your shares. The voting instruction form you received will not be accepted for voting purposes at the Annual Meeting. Q: Will my shares be voted if I do nothing? A: If you are a shareholder of record, you must submit your proxy in any of the ways stated below under “How do I vote” for your shares to be voted. If you return a proxy card by mail, or vote your shares via the internet or telephone, but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board. If you are a beneficial owner of shares held in “street name”, your bank, broker or other nominee may not vote your shares at the Annual Meeting on “non-routine matters”, as defined by the New York Stock Exchange, unless you have given voting instructions. Of the four proposals that will be considered at the Annual Meeting, only the ratification of the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm is considered a routine matter. If you do not give voting instructions to your broker, bank or other nominee, your shares will not be voted in the election of directors, on the advisory votes regarding executive compensation, or on the shareholder proposal regarding shareholder action by less than unanimous written consent. OSHKOSH CORPORATION 2019 Proxy Statement 60

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Q&A - Annual Meeting and Voting Procedures

Q: How do I vote?

A: There are four ways to vote:

Internet at www.proxyvote.com	Toll-free from the United States or Canada to 1-800-690-6903	Mailing the signed proxy or voting instruction form	In person at the Annual Meeting

Q: What if I receive more than one Notice of Internet Availability of Proxy Materials?

A: If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares of Oshkosh Common Stock in more than one account. To ensure that all your votes are counted, please vote using one of the methods described above for each account in which you hold shares.

Q: How can I revoke my proxy?

A: If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by doing any of the following: (1) vote again by telephone or online; (2) execute and deliver a valid proxy with a later date; (3) notify our Secretary in writing (at Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566) that you revoke your proxy; or (4) vote in person at the Annual Meeting.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee in accordance with that entity's procedures, or you can obtain a proxy from the entity that holds your shares and vote in person at the Annual Meeting.

If you vote more than once with respect to the same shares, only the last-dated vote will be counted; each previous vote will be disregarded.

Q: How do I vote if I am an employee participating in the Oshkosh Corporation Employee Stock Purchase Plan?

A: If you participate in our Employee Stock Purchase Plan, you are a shareholder of record and can vote using any of the methods described above under "How do I vote?"

Q: Who counts the votes?

A: The independent inspector of election will tabulate the votes cast at the Annual Meeting.

OSHKOSH CORPORATION 2019 Proxy Statement 61

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Additional Information Regarding the Annual Meeting ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING Additional matters to come before the Annual Meeting Pursuant to our By-laws, a shareholder who wished to nominate a candidate for election to our Board of Directors or to present business at the Annual Meeting, other than a shareholder proposal pursuant to Rule 14a-8 or a nomination pursuant to our proxy access By-law provisions, was required to submit written notice that our Secretary received no later than November 5, 2018. Shareholders cannot raise these matters for the first time at the Annual Meeting. We did not receive any advance Board nominations or notice of any other business, and management knows of no matters other than those discussed in this Proxy Statement that are likely to be brought before the Annual Meeting. In the event any other matter properly comes before the Annual Meeting, the individuals named in the forms of proxy will vote the shares represented by each such proxy as directed by the Board or, if there is no such direction, in accordance with their judgment. Shareholders intending to present business at the 2020 Annual Meeting Shareholder proposals All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (Rule 14a-8) for presentation at the 2020 Annual Meeting must be addressed to the attention of our Secretary, at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566 and received at our offices by August 23, 2019, to be included in next year’s proxy statement. Shareholder director nominations or other business Our By-laws include a proxy access provision stating that shareholders who meet the requirements set forth in our By-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other things, shareholders desiring to utilize this process for the 2020 Annual Meeting must give written notice to our Secretary between July 24, 2019 and August 23, 2019. A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director at the 2020 Annual Meeting, other than pursuant to our proxy access By-law provisions, must give written notice to our Secretary between October 12, 2019 and November 6, 2019 and must otherwise comply with applicable By-law provisions. We are not required to present any proposal or consider any nomination received outside of that time frame at the 2020 Annual Meeting (other than a proposal pursuant to Rule 14a-8 or a nomination pursuant to our proxy access By-law provisions). The Governance Committee will consider individuals recommended by shareholders for nomination to serve on the Board if the nominating shareholder complies with the additional procedures for recommendations described below under “Governance of the Company - Governance Committee”. Delivery of proxy materials The Notice of Annual Meeting of Shareholders, this Proxy Statement, and our 2018 Annual Report to Shareholders are available online at www.ProxyVote.com. If you share an address with one or more other beneficial owners of our Common Stock, you may collectively receive a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders, and Proxy Statement. We will promptly deliver additional copies of these documents upon request to Ms. Kristeen Jossart, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889. Proxy solicitation matters We will bear the cost of soliciting proxies, including printing and mailing this Proxy Statement and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by email, by mail or by telephone by certain of our directors, officers, regular employees or representatives. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining voting instructions from, beneficial owners of Oshkosh Common Stock. Additionally, we have retained Innisfree M&A Incorporated, a proxy solicitation firm, to help us solicit proxies for the Annual Meeting. We will pay Innisfree a fee of $20,000, plus reimbursement of out-of-pocket expenses. OSHKOSH CORPORATION 2019 Proxy Statement 62

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 5, 2019 OSHKOSH CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET OSHKOSH, WI 54903-2566 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. instructions and instructions on how to E54073-P15491 See the reverse side of this notice for voting obtain proxy materials. Meeting Information Meeting Type:Annual For holders as of:December 13, 2018 Date: February 5, 2019Time: 8:00 a.m. CST Location: Oshkosh Convention Center 1 North Main Street Oshkosh,Wisconsin 54901

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E54074-P15491 Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Telephone: To vote now by telephone, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the proxy materials, which will include a proxy card. Vote In Person: At the meeting, you will need to request a ballot to vote these shares. For directions to the meeting, visit www.oshkoshwaterfronthotel.com. Proxy Materials Available to VIEW or RECEIVE: NOTICE OF ANNUAL MEETING AND PROXY STATEMENTANNUAL REPORT How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 22, 2019 to facilitate timely delivery.

A. The Board of Directors recommends that you vote FOR each of the following director nominees: Election of Directors Nominees: 1. 01) Keith J. Allman 02) Wilson R. Jones 06) Raymond T. Odierno 07) Craig P. Omtvedt 03) Leslie F. Kenne 08) Duncan J. Palmer 04) Kimberley Metcalf-Kupres09) Sandra E. Rowland 05) Stephen D. Newlin 10) John S. Shiely B. The Board of Directors recommends that you vote FOR Proposals 2 and 3. 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2019. 3. Approval, by advisory vote, of the compensation of the Company's named executive officers. C. The Board of Directors recommends a vote AGAINST Proposal 4. 4. A shareholder proposal regarding shareholder action by less than unanimous written consent, if it is properly presented at the Annual Meeting. D. Other Business. 5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. E54075-P15491 Voting Items

E54076-P15491

OSHKOSH

OSHKOSH CORPORATION
ATTN: INVESTOR RELATIONS
2307 OREGON STREET
OSHKOSH, WI 54903-2566

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time February 4, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Oshkosh Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oshkosh Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time February 4, 2019. Have your card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54091-P15491

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OSHKOSH CORPORATION

A. The Board of Directors recommends that you vote FOR each of the following director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Keith J. Allman
02) Wilson R. Jones
03) Leslie F. Kenne
04) Kimberley Metcalf-Kupres
05) Stephen D. Newlin
06) Raymond T. Odierno
07) Craig P. Omtvedt
08) Duncan J. Palmer
09) Sandra E. Rowland
10) John S. Shiely

B. The Board of Directors recommends that you vote FOR Proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2019.	☐	☐	☐
3. Approval, by advisory vote, of the compensation of the Company's named executive officers.	☐	☐	☐

C. The Board of Directors recommends a vote AGAINST Proposal 4.

	For	Against	Abstain
4. A shareholder proposal regarding shareholder action by less than unanimous written consent, if it is properly presented at the Annual Meeting.	☐	☐	☐

D. Other Business.

5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

E. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. Please sign within the box(es).
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

Signature   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 5, 2019: The Notice of Annual Meeting of Shareholders, the Proxy Statement and our 2018 Annual Report are available online at www.proxyvote.com E54092-P15491 PROXY OSHKOSH CORPORATION Revocable Proxy for the 2019 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I hereby appoint Craig P. Omtvedt and Ignacio A. Cortina, and each of them, with full power to act without the other, and each with full power of substitution (the "Proxies"), as my proxy to vote all shares of Oshkosh Corporation Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Corporation (the "Company") to be held at the Oshkosh Convention Center, 1 North Main Street, Oshkosh, Wisconsin 54901, at 8:00 a.m. Central Standard Time on Tuesday, February 5, 2019, or at any adjournment or postponement thereof, as set forth herein, hereby revoking any proxy previously given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THEN THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 2, "FOR" THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS IN ITEM 3, AND "AGAINST" THE SHAREHOLDER PROPOSAL IN ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.